EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

ENVIROSTAR, INC.

and

TRI-STATE TECHNICAL SERVICES, INC.

on the one hand,
and

MATT STEPHENSON

and

TRI-STATE TECHNICAL SERVICES, INC.
on the other hand

Dated as of September 8, 2017

i

EXHIBITS
Exhibit 1.03(b)	Form of Escrow Agreement
Exhibit 4.16-A	Form of Facility Lease
Exhibit 4.16-B	Form of Facility Lease
Exhibit 4.16-C	Form of Facility Lease
Exhibit 4.16-D	Form of Facility Lease
Exhibit 4.17	Form of Stockholders Agreement
Exhibit 4.26	Terms of Leasehold Budget
SCHEDULES
Schedule 1.01(a)	Acquired Assets
Schedule 1.01(b)	Excluded Assets
Schedule 1.01(c)	Assigned Contracts
Schedule 1.02(A)	Assumed Liabilities
Schedule 1.02(B)	Excluded Liabilities
Schedule 1.04(a)	Initial Working Capital
Schedule 1.04(d)	Balance Sheet
Schedule 1.09	Purchase Price Allocations
Schedule 2.02	Organization (the Company)
Schedule 2.03(a)	Equity Interests
Schedule 2.03(b)	Title
Schedule 2.04	Ownership of Other Equities
Schedule 2.05	Conflicts (the Stockholder and the Company)
Schedule 2.06	Governmental Approvals and Filings (the Stockholder and the Company)
Schedule 2.07	Books and Records
Schedule 2.08(a)	Financial Statements
Schedule 2.09	Absence of Changes
Schedule 2.10	Undisclosed Liabilities
Schedule 2.11	Tax Matters
Schedule 2.14	Benefit Plans
Schedule 2.15	Leased Real Property
Schedule 2.16	Environmental Matters
Schedule 2.17-A	Capital Assets Ledgers
Schedule 2.17-B	Certain Liens
Schedule 2.18(a)	Licensed Intellectual Property
Schedule 2.18(b)	Owned Intellectual Property
Schedule 2.18(c)	Intellectual Property Claims
Schedule 2.19	Contracts
Schedule 2.20	Licenses
Schedule 2.21	Insurance
Schedule 2.22	Transactions with Certain Persons
Schedule 2.23(a)	Company Employees
Schedule 2.23(b)	Company Employees Employment Agreements
Schedule 2.23(d)	Labor Actions
Schedule 2.24	Brokers
Schedule 2.25	Suppliers
Schedule 2.26	Customers

v

Schedule 2.27	Exceptions to the Completeness of Assets
Schedule 3.03	No Conflicts
Schedule 3.04	Governmental Approvals
Schedule 3.05	Legal Proceedings
Schedule 4.04	Conduct of Business
Schedule 4.05	Restrictions on Business
Schedule 4.05(xix)	Capital Expenditures
Schedule 4.10	Non-Competition

This ASSET PURCHASE AGREEMENT, dated as of September 8, 2017 (this “Agreement”), by and among EnviroStar, Inc., a Delaware corporation (the “Parent”), Tri-State Technical Services, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the “Buyer”), on the one hand, and Matt Stephenson (the “Stockholder”) and Tri-State Technical Services, Inc., a Georgia corporation (the “Company”), on the other hand. The Stockholder and the Company are sometimes collectively referred to as the “Seller Group.”

RECITALS

A.       The Stockholder owns all of the issued and outstanding capital stock of the Company.

B.       The Company (a) sells, distributes, brokers, leases, finances and supplies new, used and rebuilt equipment, parts, accessories and supplies and provides installation, maintenance, service and repairs with respect to commercial, industrial, and vended laundry and dry-cleaning equipment, rail and conveyor equipment, steam and hot water boilers and heaters, and water reuse and recycling systems, (b) designs and plans commercial, industrial and vended laundry, dry-cleaning, rail, boiler and water systems, and (c) constructs, builds, and installs turnkey industrial, commercial and vended laundries, dry-cleaning plants and facilities (collectively the “Business”);

C.       The parties to this Agreement wish to effect certain purchases and sales and related transactions with respect to the Assets of the Company (collectively, the “Transactions”) consisting of: (i) the sale to the Buyer by the Company of the Acquired Assets and the transfer to the Buyer by the Company of the Assigned Contracts; and in consideration for the foregoing, (ii) the payment of the Purchase Price by the Buyer to the Company and the assumption by the Buyer of the Assumed Liabilities.

D.       Capitalized terms used but not otherwise defined in this Agreement have the meanings given them in the Appendix hereto (the “Appendix”), which is incorporated into, and made part of, this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1      Purchase and Sale of Assets.

Section 1.01.      Purchase and Sale of the Acquired Assets; Transfer of Assigned Contracts.

(a)       At the Closing, the Stockholder shall cause the Company to and the Company shall sell, transfer, convey, deliver and assign to the Buyer and the Buyer shall purchase, accept and assume all of the Assets (other than the Excluded Assets) of the Company, including, without limitation, the Assets described on Schedule 1.01(a) attached hereto and incorporated herein (as may be updated by the mutual agreement of the Buyer and the Seller Group from time to time from the date hereof through the Closing), as the same shall exist on the Closing Date, free and clear of any and all Liens, and exclusive of any and all Excluded Liabilities, including, without limitation, the Existing and Prior Liabilities of the Company (collectively, the “Acquired Assets”). The Acquired Assets shall include, without limitation, any Assumed Benefit Plan and any assets that are set aside in trust or otherwise, or insurance policies or other funding vehicles to be used, for the purpose of paying any liabilities relating to any such Assumed Benefit Plan.

(b)       The Company is not selling and the Buyer is not purchasing pursuant to this Agreement, and the Acquired Assets shall not include, the Assets specifically listed on Schedule 1.01(b) (collectively, the “Excluded Assets”). The Excluded Assets shall include, without limitation, any Benefit Plan that is not an Assumed Benefit Plan and any assets that are set aside in trust or otherwise, or insurance policies or other funding vehicles to be used, for the purpose of paying any liabilities relating to any such Benefit Plan that is not an Assumed Benefit Plan.

(c)       At the Closing, the Stockholder shall cause the Company to and the Company shall transfer and assign to the Buyer and the Buyer shall accept and assume the contracts of the Company described on Schedule 1.01(c) attached hereto and incorporated herein (as may be updated by the mutual agreement of the Buyer and the Seller Group from time to time from the date hereof through the Closing), as the same shall exist on the Closing Date, free and clear of any and all Liens, and exclusive of any and all Excluded Liabilities (collectively, the “Assigned Contracts”). The Assigned Contracts shall include, without limitation, any contracts or similar arrangements with vendors and other providers relating to any Assumed Benefit Plan.

(d)       At the Closing, the Parent on behalf of the Buyer shall pay the Purchase Price referred to in Section 1.03 (subject to the following sentence, Section 1.02, Section 1.03(c) and Section 1.09) to the Company or its designee, as specified in writing by the Seller Group to the Parent at least two (2) business days prior to the Closing. No less than three (3) business days prior to the Closing, the Seller Group shall provide to the Parent the payoff amounts and wire transfer instructions for all secured parties of the Company who have Liens on the Acquired Assets or the Assigned Contracts, and the Parent on behalf of the Buyer shall make payments from the Cash Amount (as defined below) to such lenders such that all the Liens on the Acquired Assets and the Assigned Contracts are released at the Closing.

Section 1.02.      Liabilities. At the Closing, the Buyer shall assume, and agree to pay, perform and discharge only the liabilities of the Company (collectively, the “Assumed Liabilities”) set forth on Schedule 1.02(A). The Assumed Liabilities shall include, without limitation, any liabilities relating to any Assumed Benefit Plan but only to the extent such liabilities (x) arise out of or relate to facts, circumstances and conditions existing solely during the period after the Closing or to the extent arising out of any actions or omissions of Buyer after the Closing or (y) arise out of or relate to facts, circumstances and conditions existing solely during the period before the Closing and are satisfied by any assets that are set aside in trust or otherwise, or insurance policies or other funding vehicles to be used, for the purpose of paying any such liabilities relating to any such Assumed Benefit Plan and included within the Acquired Assets. Without modifying the limited scope of the foregoing, the Buyer shall not be assuming, and the Seller Group shall remain responsible for and shall promptly pay, perform and discharge, at the Closing, all of the liabilities and obligations of the Company other than the Assumed Liabilities, including, without limitation, any and all Existing and Prior Liabilities (the “Excluded Liabilities”) set forth on Schedule 1.02(B), such that the Buyer will incur no liability or Loss in connection therewith. The Excluded Liabilities shall include, without limitation, any liabilities relating to (i) any Benefit Plan that is not an Assumed Benefit Plan and (ii) any Assumed Benefit Plan to the extent such liabilities (x) arise out of or relate to facts, circumstances and conditions existing as of or prior to the Closing or otherwise to the extent arising out of any actions or omissions of the Seller Group and (y) are not satisfied by any assets that are set aside in trust or otherwise, or insurance policies or other funding vehicles to be used, for the purpose of paying any liabilities relating to any such Assumed Benefit Plan and included within the Acquired Assets. The Seller Group shall be fully responsible for, and, upon the terms and subject to all of the conditions contained herein, at the Closing, the Seller Group shall ratify and confirm its retention of, and agreement to pay, perform and discharge, and to indemnify the Buyer and the Buyer Indemnitees and hold the Buyer and the Buyer Indemnitees harmless from and against, all of the Existing and Prior Liabilities of the Company in accordance with Article 7 hereof. At the Closing, the Parent on behalf of the Buyer shall make payments from the Cash Amount to pay off, in full, the liabilities of the Company set forth on Schedule 1.02(B). The liabilities set forth on Schedules 1.02(A) and 1.02(B) constitute all the liabilities of the Company.

Section 1.03.      Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Acquired Assets payable by Buyer and Parent, including the Assigned Contracts, shall be equal to $16,500,000, consisting of the following:

(a)       $6,150,000 (the “Cash Amount”), payable at the Closing via wire transfer of immediately available funds. The Cash Amount payable to the Company shall be reduced by: (i) any payments made in connection with the release of the Liens outstanding as of the Closing pursuant to Section 1.01(d), (ii) any payments made in connection with the payoff of liabilities outstanding as of the Closing pursuant to Schedule 1.02(B), (iii) any Initial Working Capital Adjustment (as defined below) (if less than $0), and (iv) any amounts by which the cash portion of the Acquired Assets is less than the Customer Deposits portion of the Assumed Liabilities.

(b)       $2,100,000 (the “Escrow Amount”), deposited at the Closing via wire transfer of immediately available funds with Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States, as escrow agent (the “Escrow Agent”), to be held by the Escrow Agent for twenty-four (24) months after the Closing Date (subject to and to the extent there are no pending claims thereunder); provided that a portion of the Escrow Amount in an amount equal to the sum of (i) the principal amount of each Note Receivable which is in default on the twenty-four (24) month anniversary of the Closing Date (if the Buyer has not repossessed the collateral securing such Note Receivable), plus (ii) the value of each Equipment Lease Receivable which is in default on the twenty-four (24) month anniversary of the Closing Date (if the Buyer has not repossessed the equipment underlying the Equipment Lease Receivable), shall remain in escrow until (i) provision is made for such Note Receivable or Equipment Lease Receivable, as the case me be, pursuant to Section 1.07 or Section 1.08, as the case may be, or (ii) the default with respect to the Note Receivable or the Equipment Lease Receivable, as the case may be, is cured within any applicable written grace period or written cure period, in each case pursuant to the terms and conditions of an Escrow Agreement, dated as of even date herewith (the “Escrow Agreement”), among the Escrow Agent, the Parent, and the Seller Group, in the form set forth on Exhibit 1.03(b);

(c)       338,115 shares of Parent Common Stock (the “Stock Consideration”); and

(d)       The assumption of the Assumed Liabilities.

Section 1.04.      Working Capital Adjustment.

(a)       The Company shall deliver at Closing minimum Working Capital of $5,000,000. Three (3) business days prior to the Closing, the Company shall deliver to the Parent a statement dated as of the Closing Date (the “Initial Statement”) setting forth its calculation of the difference between: (i) Working Capital (the “Initial Working Capital”); and (ii) $5,000,000 (such difference, the “Initial Working Capital Adjustment”), an illustration of which is on Schedule 1.04(a). In addition, the Company shall deliver to the Parent a statement setting forth the amount of the cash and Customer Deposits being transferred to the Buyer as part of the Acquired Assets and Assumed Liabilities, respectively. At the Closing, the Cash Amount shall be reduced by the amount of the Initial Working Capital Adjustment (if less than $0) and the Cash Amount shall be further reduced by the amount, if any, that the cash portion of the Acquired Assets is less than the Customer Deposits portion of the Assumed Liabilities. In the event that the Cash Amount is reduced because the cash portion of the Acquired Assets is less than the Customer Deposits portion of the Assumed Liabilities, then the Company shall be entitled to reimbursement of such reduction to the extent that the Parent or Buyer has collected Accounts Receivable after the Closing Date with such reimbursement (if any) occurring on the date of the Parent or Buyer has collected A/R Payment in good clear funds. The adjustments described in this subsection are subject to further adjustment pursuant to the Final Working Capital Adjustment and the additional adjustments described in Section 1.05.

(b)       Within one hundred twenty (120) days after the Closing Date, the Parent shall prepare and deliver to the Stockholder a statement (the “Post Closing Statement”) setting forth its calculation of the difference between: (i) the Working Capital (the “Post Closing Working Capital”); and (ii) $5,000,000 (such difference, the “Post Closing Working Capital Adjustment” and as finally determined pursuant to Section 1.04(e), if applicable, the “Final Working Capital Adjustment”). If an adjustment is not made pursuant to Section 1.04(e), then the Post Closing Working Capital Adjustment shall be the “Final Working Capital Adjustment.” In determining the Post Closing Working Capital, the Post Closing Statement shall also contain the calculations by the Parent of the additional adjustments, if any, made pursuant to Section 1.05 and Section 1.06. The provisions set forth in this Section 1.04 shall be applicable to such calculations.

(c)       The Cash Amount shall be increased or decreased by the amount of the difference between the Initial Working Capital Adjustment (if any) and the Final Working Capital Adjustment so that the actual Cash Amount received by the Company under this Agreement reflects the Final Working Capital Adjustment. If the Final Working Capital Adjustment is less than $0, the Seller Group shall, at the sole election of Stockholder, within ten (10) days after the Post Closing Statement becomes final and binding on the parties, make payment to the Parent by wire transfer in immediately available funds of the difference between the amount of the Initial Working Capital Adjustment and the Final Working Capital Adjustment or offset such amount against the Escrow Amount; provided however that the aggregate amount that may be offset against the Escrow Amount for adjustments set forth in this Section 1.04(c), Section 1.05 and Section 1.06 shall not exceed $300,000. If the Final Working Capital Adjustment is greater than $0, then the Parent shall make payment to the Company in immediately available funds the amount of the Final Working Capital Adjustment up to the amount deducted from the Cash Amount at Closing pursuant to Section 1.03(a)(iii) above (it being understood and agreed that if no amount was deducted from the Cash Amount at Closing pursuant to Section 1.03(a)(iii), no payment will be made by Parent to the Company). For the avoidance of doubt, the purpose of the Post Closing Statement is to ensure that the adjustments made at closing to the Cash Amount reflect the actual Working Capital and Additional Adjustment items set forth in Section 1.05 in existence on the Closing Date.

(d)       The Working Capital, the Initial Statement, the Initial Working Capital Adjustment, the Post Closing Working Capital Adjustment, the Post Closing Statement, the Final Working Capital Adjustment, the additional adjustments, if any, set forth in Section 1.05, and all financial calculations made under this Agreement shall be calculated in accordance with GAAP and in the same manner and using the same methods used in determining the amount of each of such items which compose such values as set forth on the balance sheet of the Company, dated September 4, 2017, a copy of which is attached hereto as Schedule 1.04(d).

(e)       During the 30-day period following the Stockholder’s receipt of the Post Closing Statement (the “Review Period”), the Stockholder shall have the right to review all relevant documents relating to preparation of the Post Closing Statement. The Post Closing Statement shall become final and binding upon the parties at 5:00 p.m. EST on the 30th day following the Stockholder’s receipt of the Post Closing Statement unless the Stockholder give written notice of their disagreement with the Post Closing Statement to the Parent prior to such time (a “Notice of Disagreement”). Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is received by the Parent in a timely manner, then the Post Closing Statement (as it may be revised in accordance with this sentence) shall become final and binding upon the Parent and the Stockholder on the earlier of: (A) the date the Parent and the Stockholder resolves in writing any differences they have with respect to the matters specified in the Notice of Disagreement, and (B) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below). During the 30-day period following the Review Period, the Parent and the Stockholder shall meet to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement. During such period, the Parent and its auditors shall have access to the working papers of the Company and the Stockholder and their auditors (or other advisors) prepared in connection with the Notice of Disagreement. Unless resolved prior thereto, at the end of such 30-day period, the Parent and the Stockholder shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration any and all matters that remain in dispute. The Accounting Firm shall be a firm with no business ties to any of the Stockholder, the Company or the Parent, or any of their Affiliates, within the past three (3) years, and shall be mutually agreed to and selected by the Stockholder and the Parent. The Parent and the Stockholder agree to use commercially reasonable efforts to cause the Accounting Firm to render a decision resolving the matters within thirty (30) days after submission of such matters to the Accounting Firm. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The Stockholder and the Parent shall jointly instruct the Accounting Firm that it (A) shall act as an expert and not as an arbitrator, (B) shall review only the matters that were properly included in the Notice of Disagreement, (C) shall make its determination based upon the terms and conditions set forth in this subsection and within the range of (1) the amount of the Post Closing Working Capital Adjustment set forth in the Post Closing Statement and (2) the amount of the Working Capital Adjustment set forth in the Notice of Disagreement and (D) shall render its decision within 30 days after the referral of the dispute to the Accounting Firm for a decision pursuant hereto. The determination by the Accounting Firm shall be final, binding and conclusive on the parties hereto. The fees and expenses of the Accounting Firm shall be borne equally by the Stockholder and the Parent; provided, however, that each of the Seller Group and the Parent shall be responsible for and shall bear all of their own respective costs and expenses incurred by them in connection with the proceedings before the Accounting Firm. The fees and disbursements of the Parent and its independent auditors (or other advisors) incurred in connection with their preparation of the Post Closing Statement, their review of any Notice of Disagreement, and their preparation of any materials submitted to, and in support of their position before the Accounting Firm shall be borne by the Parent, and the fees and disbursements of the Stockholder and the Company and their independent auditors or other advisors incurred in connection with their review of the Post Closing Statement, their preparation of any Notice of Disagreement and their preparation of any materials submitted to, and in support of their position before the Accounting Firm shall be borne by the Stockholder.

(f)       The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether the Initial Working Capital Adjustment, the Post Closing Working Capital Adjustment, the Final Working Capital Adjustment, and the additional adjustments, if any, set forth in Section 1.05 and

Section 1.06, were calculated in accordance with the provisions of this Section 1.04, and whether there were mathematical errors in such calculations and the Accounting Firm shall not make any other determination.

Section 1.05.      Additional Adjustments.

(a)       Accounts Receivable. Subject to Section 1.06, in the event that any Accounts Receivable (other than that portion of the Accounts Receivable relating to Notes Receivable and the Equipment Lease Receivable and other than any Accounts Receivable written-off on the Initial Statement) are not collected by the Parent or Buyer within ninety (90) days after the Closing or such longer period of time agreed by the Parent pursuant to Section 1.06 (the “Uncollected Accounts Receivable”), then the Working Capital shall be decreased by such amount of Uncollected Accounts Receivable in determining the Post Closing Working Capital pursuant to Section 1.04(b).

(b)       Inventory. In the event that it is ultimately determined in accordance with the procedures and timing set forth in Section 1.04 that the Inventory of the Company at Closing is subject to excess inventory (inventory items exceeding total sales of that item of the Company for the twelve (12) months prior to the Closing Date), obsolete inventory (inventory items not listed in price lists or more than five (5) years old or equipment over twelve (12) months old), or damaged inventory items (other than inventory items written-off on the Initial Statement), then the Working Capital shall be decreased by the value of such items in determining the Post Closing Working Capital pursuant to Section 1.04(b).

(c)       Fixed Assets. In the event that it is ultimately determined on the final Post Closing Statement in accordance with the procedures and timing set forth in Section 1.04 that (1) Equipment on Lease and Route is less than $540,000, original cost, (2) Property and Equipment is less than $313,000, original cost, and (3) Auto Assets is less than $822,000, original cost, in each case as illustrated in Schedule 1.04(a), then the Working Capital shall be decreased by such deficiency or deficiencies in determining the Post Closing Working Capital pursuant to Section 1.04(b).

(d)       Notes Receivable and Equipment Lease Receivables. In the event that it is ultimately determined on the final Post Closing Statement in accordance with the procedures and timing set forth in Section 1.04 that Notes Receivables and Equipment Lease Receivables, as illustrated in Schedule 1.04(a), is less than $1,650,000, then the Working Capital shall be decreased by such deficiency in determining the Post Closing Working Capital pursuant to Section 1.04(b).

(e)       Cash. In the event that it is ultimately determined on the final Post Closing Statement in accordance with the procedures and timing set forth in Section 1.04 that the cash portion of the Acquired Assets is less than the Customer Deposits portion of the Assumed Liabilities, then the Working Capital shall be decreased by such deficiency (to the extent it was not already adjusted for such deficiency at the Closing) and payment shall be made by the Seller Group to the Parent (at the sole election of the Stockholder) in determining the Post Closing Working Capital pursuant to Section 1.04(b). In the event that the Cash Amount is reduced because the cash portion of the Acquired Assets is less than the Customer Deposits portion of the Assumed Liabilities, then the Company shall be entitled to reimbursement of such reduction to the extent that the Parent has collected in good clear funds Accounts Receivable from the Closing Date through the one hundred twentieth (120th) day after the Closing Date (the “A/R Payment”).

(f)       Year-End Bonuses and 401(k) Contributions.  The Company agrees to bear its pro rata share of the cost (based on the number of days from January 1, 2017 until the Closing Date as a percentage of three hundred sixty-five (365)), including, without limitation, any applicable taxes and costs, of any 2017 annual bonuses, commissions, or contributions to Company’s 401(k) plan, if any, made with respect to the 2017 fiscal year, whether such bonuses or contributions are paid before or after December 31, 2017, once the amounts and recipients are mutually agreed upon by Parent and Company.  Any such bonuses, commissions and contributions shall be made on a basis consistent with Company’s historical practices.  The Company’s pro rata share of the such amounts shall be accounted for in the Post Closing Statement in determining the Post Closing Working Capital pursuant to Section 1.04(b) taking into account payments made by the Company prior to Closing and all accruals made for such amounts as of the Closing.

Section 1.06.      Collection of Accounts Receivable. From the Closing Date through ninety (90) days after the Closing Date, Parent or Buyer shall use its commercially reasonable efforts to collect the Accounts Receivable which have not been written-off on the Initial Statement. Any partial receipts of Accounts Receivable shall be first applied against the oldest outstanding Accounts Receivable of such account debtor. In the event that Parent or Buyer is unable to collect any part of the Accounts Receivable within ninety (90) days of the Closing, then, at the discretion of Parent, (1) Parent may extend the period of time for collection of the Uncollected Accounts Receivable, (2) the Working Capital shall be decreased by such amount of Uncollected Accounts Receivable in determining the Post Closing Working Capital pursuant to Section 1.04(b), or (3) the Uncollected Accounts Receivable may be handled in a manner mutually acceptable to the Seller Group and the Parent. The Seller Group’s collection of such Uncollected Accounts Receivable shall be consistent with the past practices of the Company, which include, among other things, commercially reasonable efforts not to injure any customer relationships of the Company or of the Business as it relates to the Parent after the Closing. In no event shall the Seller Group initiate or threaten any Action against any such account debtor in connection with its collections of any such Uncollected Accounts Receivable without the consent of Parent (which consent shall not be unreasonably withheld or delayed).

Section 1.07.      Collection of Notes Receivable. From the Closing Date through the twenty-four (24) month anniversary of the Closing Date, Parent or Buyer shall use its commercially reasonable efforts to collect the Notes Receivable as and when amounts become due and payable thereunder. In the event that Parent or Buyer is unable to collect any part of the Notes Receivable as and when amounts become due and payable thereunder (the “Uncollectible Notes Receivable”), then, at the discretion of Parent, (1) Parent may extend the period of time for collection of the Uncollectible Notes Receivable, (2) the Uncollectible Notes Receivable may be handled in a manner mutually acceptable to the Seller Group and the Parent, or (3) Parent or Buyer may repossess and/or dispose of the collateral securing the Uncollectible Notes Receivable. In the case of (3) above, on the twenty-four (24) month anniversary of the Closing Date, or in the case where the collateral has not been repossessed by Parent or Buyer on such date, forty-five (45) days after the collateral is repossessed, Buyer shall determine the amount of the gain or loss the Buyer incurred on the repossessed collateral by the determining the amount resulting when (i) the costs and expenses, if any, that Parent or Buyer incurred in connection with the repossession, disposition and/or sale of the collateral securing any Uncollectible Notes Receivable, are (ii) added to the negative amount, or subtracted from the positive amount, resulting, (A) where the collateral securing such Uncollectible Notes Receivable serves as collateral for new Notes Receivable, the difference between the principal amount of the Uncollectible Notes Receivable and the principal amount of such new Notes Receivable, or (B) where the collateral securing the Uncollectible Notes Receivable does not serve as collateral for new Notes Receivable, the difference between the principal amount of the Uncollectible Notes Receivable and the value of the collateral as mutually agreed between the Parent and the Seller Group. The aggregate loss on the repossessed collateral reduced by any aggregate gain on the sale of the equipment under Section 1.08 shall paid by Seller Group to the Buyer by either (i) wire transfer in immediately available funds or (ii) offset against the Escrow Amount; provided however that the aggregate amount that may be offset against the Escrow Amount for adjustments set forth in Section 1.07 and Section 1.08 shall not exceed $300,000.

Section 1.08.      Collection of Equipment Leases Receivable. From the Closing Date through the twenty-four (24) month anniversary of the Closing Date, Parent or Buyer shall use its commercially reasonable efforts to collect the Equipment Leases Receivable as and when amounts become due and payable in accordance thereunder). In the event that Parent or Buyer are unable to collect any part of the Equipment Leases Receivable as and when amounts become due and payable thereunder (the “Uncollectible Equipment Leases Receivable”), then, at the discretion of Parent, (1) Parent may extend the period of time for collection of the Uncollectible Equipment Leases Receivable, (2) the Uncollectible Equipment Leases Receivable may be handled in a manner mutually acceptable to the Seller Group and the Parent, or (3) Parent or Buyer may repossess, dispose of, and/or re-lease the equipment underlying the Uncollectible Equipment Leases Receivable. In the case of (3) above, on the twenty-four (24) month anniversary of the Closing Date, or in the case of Uncollectible Equipment Leases Receivables for which the equipment has not been repossessed as of the twenty-four (24) month anniversary of the Closing Date, within forty-five (45) days of the date that the equipment is repossessed, Buyer shall determine the gain or incurred by Buyer on the repossessed equipment by determining the amount resulting when (i) the costs and expenses, if any, that Parent or Buyer incurred in connection with the repossession, disposition of, or re-lease of the equipment underlying any Uncollectible Equipment Leases Receivable, are (ii) added to the negative amount, or subtracted from the positive amount, resulting (ii)(A) where the equipment underlying the Uncollectible Equipment Leases Receivable is disposed of, sold and/or re-leased, the value of the Uncollectible Equipment Lease Receivable and the proceeds of the disposition or sale or the value of the new Equipment Lease Receivable, or (B) where the equipment is not disposed of, sold, and/or re-leased, the difference between the value of the Uncollectible Equipment Leases Receivable and the value of the equipment as mutually agreed between the Parent and the Seller Group. The aggregate loss on the repossessed equipment reduced by any aggregate gain, if any, on the sale of the collateral under Section 1.07 shall paid by Seller Group to the Buyer by either (i) wire transfer in immediately available funds or (ii) offset against the Escrow Amount; provided however that the aggregate amount that may be offset against the Escrow Amount for adjustments set forth in Section 1.07 and Section 1.08 shall not exceed $300,000.

Section 1.09.      Purchase Price Allocation. The Parent, the Company and the Stockholder agree that the Purchase Price will be allocated among the Acquired Assets as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller Group within 150 days following the Closing Date. If the Seller Group notifies the Parent in writing that the Seller Group objects to one or more items reflected in the Allocation Schedule, the Seller Group and the Parent shall negotiate in good faith to resolve such dispute; provided, however, that if the Seller Group and the Parent are unable to resolve any dispute with respect to the Allocation Schedule within 30 days following date the date the Allocation Schedule is delivered to Seller Group, such dispute shall be resolved by the Accounting Firm. The fees and expenses of the Accounting Firm shall be borne equally by Seller Group and the Parent. The Parent, the Company, and the Stockholder shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such values.

Section 1.10.      Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Troutman Sanders LLP, 600 Peachtree Street, NE , Suite

5200, Atlanta, GA 30308, counsel to the Parent and the Buyer, at 10:00 a.m., local time, within three (3) business days after the satisfaction or waiver, in writing, of all conditions to Closing set forth in this Agreement, or at such other date, time or place as may be agreed to in writing by the parties hereto (the “Closing Date”). The Closing shall be deemed to take place at 12:01 a.m. on the Closing Date.

Section 1.11.      Withholding. Anything herein to the contrary notwithstanding, the Parent and Buyer shall be permitted to withhold from the payment of the Cash Amount the amount of any Tax withholding required by law or otherwise set forth in any certificate or notice issued by a Tax Authority in connection with a request for a Tax Clearance Certificate (collectively “Sale Withholding Tax”). The Parent and Buyer shall provide the Seller Group with written notice of such withholding from the Cash Amount prior to the Closing.

Section 1.12.      Transfer Taxes. Any transfer, registration, stamp, documentary, sales, use and similar Taxes, and any penalties, interest and additions thereto, incurred in connection with this Agreement or the transfer of the Business and the Acquired Assets shall be paid by the Parent or Buyer. The Parties shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

ARTICLE 2      Representations and Warranties of the Seller Group.

The Company and the Stockholder, jointly and severally, hereby represent and warrant to the Parent and the Buyer, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section numbers) supplied by the Company and the Stockholder to the Parent and the Buyer (including the Schedules referenced below in this Article 2, the “Disclosure Schedule”) and dated as of the date hereof, as set forth below.

Section 2.01.      Authority and Enforceability.

(a)       The Stockholder has the full capacity, legal right, power and authority to execute this Agreement, and perform his respective obligations hereunder. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against him in accordance with the terms hereof.

(b)       The Company has the power and authority to execute this Agreement and perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder have been duly and validly authorized by its board of directors and the Stockholder, and no other action on the part of the Company or the Stockholder is necessary. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject in each case to bankruptcy, insolvency, reorganization, or other similar Laws of general application affecting the rights and remedies of creditors, and to general principles of equity.

Section 2.02.      Organization of the Company. The Company is corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia and has full corporate power and authority to conduct the Business as and to the extent now conducted and to own, use and lease its Assets. The Company is duly qualified, licensed or admitted to do business and is in good standing in Georgia, Florida, Alabama, South Carolina, North Carolina, Virginia, West Virginia and Ohio, which are the only jurisdictions in which the Company is required to be qualified, licensed or admitted to do business. The Company has all authorizations necessary for the operation of all of the Assets, equipment and other tangible personal property that is owned, operated or used by it in the conduct of the Business or that is operated by any other third party on behalf of the Company or otherwise in connection with the Business. The names, titles and other positions of all of the directors and officers of the Company are listed on Schedule 2.02. The Seller Group has, prior to the execution of this Agreement, delivered to the Parent true and complete copies of the Organizational Documents of the Company as in effect on the date hereof.

Section 2.03.      Equity Interests; Title.

(a)       Schedule 2.03(a) sets forth a complete and correct list of the authorized and issued capital stock of the Company. Such capital stock includes all of the issued and outstanding capital stock of the Company. Such capital stock has been duly authorized and validly issued, is fully paid and non-assessable and was not issued in violation of, and is not subject to, any preemptive rights or other similar rights of any Person. There is no Contract outstanding that directly or indirectly: (i) calls for the issuance, sale, grant or other disposition of any capital stock or securities that are convertible into, or have other rights to acquire, any capital stock; (ii) obligates the Company to grant, offer or enter into any of the foregoing; or (iii) relates to the voting or control of any of the capital stock of the Company. No Person has any right to require the Company (or any Affiliate thereof) to register any securities of the Company (or any Affiliate thereof) under the Securities Act. The Stockholder owns, beneficially and of record, all of the capital stock of the Company, free and clear of any Liens.

(b)       Except as set forth on Schedule 2.03(b), the Company has good title to all of its Assets, including without limitation, the Acquired Assets and all the Assets shown on the Closing Balance Sheet, free and clear of all Liens. The Liens set forth on Schedule 2.03(b) shall be released at the Closing in accordance with Section 1.01(e). All of the Assets of the Company, including, without limitation, the Acquired Assets, owned by the Company are reflected on the Closing Balance Sheet.

Section 2.04.      Ownership of Other Equities. Except as set forth on Schedule 2.04, the Company does not own, directly or indirectly (or possesses any options or other rights to acquire), any direct or indirect ownership interests in any business, corporation, partnership, limited liability company, association, joint venture, trust, or other entity.

Section 2.05.      No Conflicts. The execution and delivery by the Stockholder and the Company of this Agreement and the Operative Agreements, as applicable, and the consummation by the Stockholder and the Company of the transactions contemplated hereby and thereby will not:

(i)       conflict with or result in a violation or breach of any of, to the extent applicable, the terms, conditions or provisions of the Organizational Documents of the Company;

(ii)       subject to obtaining the consents, approvals and actions, making the filings and giving the notices set forth in Schedule 2.05, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Stockholder or the Company or any of their respective Assets; or

(iii)       except as disclosed in Schedule 2.05, (A) conflict with or result in a violation or breach of, (B) constitute (with or without notice or lapse of time or both) a default under, (C) require the Stockholder or the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (D) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (E) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (F) result in the creation or imposition of any Lien upon the Assets, including, without limitation, the Acquired Assets, of the Stockholder or the Company under, any Contract or License to which the Stockholder or the Company is a party or by which any of the Stockholder or the Company or any of their Assets are bound.

Section 2.06.      Governmental Approvals and Filings. Except as disclosed in Schedule 2.06, no consent, approval or action of, filing with or notice to any Governmental Authority on the part of any of the Stockholder or the Company is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements or the consummation of the transactions contemplated hereby or thereby.

Section 2.07.      Books and Records. Except as set forth in Schedule 2.07, the Company has none of its Books and Records recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

Section 2.08.      Financial Statements.

(a)       Complete copies of (1) the audited financial statements consisting of the balance sheet of the Business as at December 31, 2016 (the “2016 Balance Sheet”) and December 31, 2015, and the related statements of income and retained earnings, stockholders' equity and cash flow for the two years ended December 31, 2016, and (2) the unaudited financial statements consisting of the balance sheet of the Business as at April 30, 2017 and the related statements of income and retained earnings, stockholders' equity and cash flow for the three month period then ended are annexed hereto as Schedule 2.08(a). The Seller Group shall deliver to Parent a balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”) which such balance sheet shall be delivered to Parent within three (3) business days prior to the Closing (all of the documents identified under this Section 2.08(a) collectively, the “Financial Statements”).

(b)       The Financial Statements fairly present in all material respects the financial condition of the Company at the dates thereof and the results of operations of the Company for fiscal periods reported upon thereon; are generally consistent with the books and records of the Company (which books and records are true, correct and complete in all material respects); and were prepared in accordance with GAAP consistently applied throughout the period reflected in each of the Financial Statements, in a manner consistent with past practices in respect of the Company (subject to normal year-end adjustments and the absence of footnotes thereto).

(c)       The Assets that will be owned by the Company at the Closing will include all Assets owned by the Company and used, directly or indirectly, in the Business during the fiscal years ended December 31, 2016 and December 31, 2015, and from the period from January 1, 2017 to date, and all Assets that were owned by the Company and used to produce the results of operations reflected in the Financial Statements.

Section 2.09.      Absence of Changes. Except as set forth on Schedule 2.09, since December 31, 2016,

(a)       the Company has been operated in the ordinary course consistent with past practice and there has not been any Material Adverse Effect with respect to the Company or any event or development that, individually or together with any or all other such events, could reasonably be expected to result in a Material Adverse Effect with respect to the Company;

(b)       there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company used in, held for use in, the operation of the Business (whether or not covered by insurance);

(c)       the Company and the Stockholder have not taken any action that would be prohibited by the terms of Sections 4.04 and 4.05 if proposed to be taken after the date of this Agreement.

(d)       the Company and the Stockholder have not (i) granted bonuses, whether monetary or otherwise, or increased wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Company or their spouses, dependents or beneficiaries other than as required by Law or as provided for in any existing written agreements as of the date hereof; (ii) changed terms of employment or service for any such person or (iii) taken any action to increase the amount of or accelerate the vesting or payment of any compensation or benefits to any such person; and

(e)       the Company and the Stockholder have not adopted, modified or terminated any (i) employment, severance, retention, change in control or other compensation or benefit agreement, plan or arrangement with any current or former employees, officers, directors, independent contractors or consultants of the Company, or (ii) other than as required by Law, Benefit Plan or any plan or arrangement that would constitute a Benefit Plan if in existence on the date hereof.

Section 2.10.      Undisclosed Liabilities. Except as set forth on Schedule 2.10, the Company does not have any obligations or liabilities which are material individually or in the aggregate (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when and by whom asserted) at or as of the Closing Date, except (i) liabilities reflected on the 2016 Balance Sheet and (ii) liabilities and obligations which have arisen after the date of the 2016 Balance Sheet in the ordinary course of business that are not materially adverse individually or in the aggregate to the Business.

Section 2.11.      Tax Matters.

(a)       Except as set forth in Schedule 2.11, the Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the Assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(b)       No Stockholder, director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company either (A)

claimed or raised by any Tax Authority in writing or (B) as to which the Stockholder and the directors and officers (and employees responsible for Tax matters) of the Company has Knowledge based upon personal contact with any agent of such Tax Authority.

(c)       The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)       The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. The Company is not a party to any Tax allocation or sharing agreement. The Company (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (B) has no Liability for the Taxes of any Person (other than of the Company) under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(e)       Neither the Company nor the Stockholder intend to participate in an “intermediary transaction tax shelters” described in Internal Revenue Service Notice 2001-16 or Notice 2008-20 or any similar transaction.

(f)       None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Code §280G.

(g)       Schedule 2.11 sets forth a list of all jurisdictions in which any Tax Returns have been filed by or on behalf of the Company or with respect to the income, sales, employment, property or the Business of the Company since 2009 and a description of each such Tax Return and the period for which it was filed if such Tax Return has been audited or are currently the subject of audit; and the Stockholder has made available for inspection to the Parent (i) a true, correct and complete copy of each Tax Return filed since 2009, and (ii) all audit reports, statements of deficiencies assessed against or agreed to by the Company or the Stockholder since 2009, closing agreements, rulings, or technical advice memoranda relating to any Tax for which the Company is or may be liable with respect to the Company’s income, sales or the Business.

Section 2.12.      Legal Proceedings. There are no Actions pending or, to the Knowledge of the Seller Group, threatened, against, relating to or affecting the Company or its Assets or the Stockholder or any of their Assets.

Section 2.13.      Compliance With Laws and Orders. (i) There are no Orders outstanding against the Company, (ii) for the past six (6) years, the Company has not been in violation of or in default under any material Law applicable to it, its Assets or the Business, and (iii) neither the Stockholder nor the Company has received any notice of any violation of any material Law or any Order relating to the Business or to the Company’s personnel during the prior six (6) years.

Section 2.14.      Benefit Plans; ERISA.

(a)       Schedule 2.14 sets forth a complete and correct list of each bonus, pension, executive compensation, deferred compensation, profit sharing, savings, retirement, stock option, restricted stock or units, equity, stock purchase, severance pay, life, health, disability, accident insurance, welfare, fringe benefit or other compensation or benefit  plan, policy, program, arrangement, agreement or commitment, or vacation, paid time off, sick pay, or other employee benefit plan, policy, program, arrangement, agreement or commitment, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), (i) currently maintained, sponsored, or contributed to by, or required to be contributed to by, the Company in respect of any current or former employees, officers, directors, independent contractors or consultants of the Company or their spouses, dependents or beneficiaries or (ii) with respect to which the Company has or may have any liability, contingent or otherwise, including as the result of any ERISA Affiliate or guaranty or indemnity agreement (each, a “Benefit Plan” and, collectively, the “Benefit Plans”).

(b)       The following documents have been delivered to the Parent and Buyer prior to the date hereof:  (i) true, correct and complete copies of all Benefit Plans, including all amendments thereto, which are employee welfare benefit plans (within the meaning of Section 3(1) of ERISA), or, in the case of any unwritten Benefit Plans, descriptions thereof; and (ii) all trust agreements or other funding agreements including insurance contracts,  (iii) the three most recently filed Form 5500 and actuarial valuation or financial information relative thereto and (iv) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to any Benefit Plan received in the last three years.

(c)       Each Benefit Plan and related trust has been established, administered and maintained in accordance with its terms and in compliance in all material respects with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid when due in accordance with the terms of such Benefit Plan and all applicable Laws.

(d)       Neither the Company nor any of its ERISA Affiliates (i) has any liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) has ever maintained, contributed to or had or expects to incur any liability for any multiemployer plan within the meaning of Section 3(37) of ERISA; or (iii) has ever maintained, contributed to or had or expects to incur any liability with respect to a “multiple employer plan” within the meaning of Section 413(c) of the Code, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or an employee benefit plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA.  None of the assets of the Company are or reasonably expected to become the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code. Other than as required under Section 601 et. seq. of ERISA or other applicable Law and at such Person’s sole cost, no Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any individual for any reason.

(e)       There is no pending or, to the Knowledge of the Seller Group, threatened action relating to a Benefit Plan (other than routine claims for benefits payable in the ordinary course and consistent with the terms of the Benefit Plan), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(f)       Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. The Company has no obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(g)       Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under, accelerate the time of payment, funding or vesting of the amount payable under, or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code for Taxes under Section 4999 of the Code.

Section 2.15.      Real Property. The Company will not own any real property at Closing. All real property leased for a period greater than one (1) month by the Company is listed on Schedule 2.15 (collectively, the “Leased Real Property”). The Company (i) has a valid and enforceable leasehold interest with respect to each item of Leased Real Property leased by it, subject to no Liens, and (ii) is in possession of and has quiet enjoyment of each item of Leased Real Property leased by it. None of the Leased Real Property is subject to any sublease of all or any portion thereof and no Person other than the Company has any right to occupy any of the Leased Real Property. The Company does not pay any real estate taxes on the Leased Real Property except as additional rent under the terms of the lease. The Leased Real Property is adequate for the current needs of the Company and the anticipated needs of the Company. All of the leasehold improvements at the Leased Real Property are adequate for the current needs of the Company and are in good condition. There is no pending or, to the Knowledge of the Stockholder, proposed, anticipated or contemplated, annexation, condemnation, eminent domain or similar proceeding, or any zoning or tax or assessment proceeding affecting, or that may affect, all or any portion of the Leased Real Property. All Leased Real Property will be terminated as of Closing and new Facility Leases will be entered into by the Buyer at Closing in accordance with Section 4.16 below.

Section 2.16.      Environmental Matters. Except as set forth on Schedule 2.16: (i) the Company is in compliance with all Environmental Laws, has all required Environmental Permits and is in compliance with the terms thereof; (ii) no Site is a treatment, storage or disposal facility, as defined in and regulated under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., is on or ever was listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., or on any similar state list of sites requiring investigation or cleanup; (iii) there are no pending or outstanding corrective actions by any Governmental Authority for the investigation, remediation or cleanup of any Site for which the Company will be liable; (iv) there has been no Environmental Release of a Hazardous Substance at, from, in, to, on or under any Site and no Hazardous Substances are present in, on, about or migrating to or from any Site for which the Company will be liable; (v) there are no past, pending, or, to the Knowledge of the Stockholder, threatened Environmental Claims against the Company; (vi) neither the Company nor any predecessor thereof has transported or arranged for the treatment of any Hazardous Substance to any Site location; (vii) there are no (A) underground storage tanks, (B) polychlorinated biphenyl containing equipment, or (C) asbestos containing material, on any Site for which the Company will be liable; and (viii) there have been no environmental investigations conducted by or on behalf of, the Company with respect to any Site or any treatment of any Hazardous Substance on any Site.

Section 2.17.      Tangible Personal Property. Attached to this Agreement as Schedule 2.17-A are true and correct copies of the capital assets ledger of the Company showing all capital assets owned (whether directly or pursuant to capital leases) by the Company. All such tangible personal property is free and clear of all Liens, other than Liens disclosed in Schedule 2.17-B, is safe for use in the Business and is in good working order and condition, ordinary wear and tear excepted. The Company is in possession of and has good title to, or has valid leasehold interests in or valid rights under a Contract to use, all tangible personal property used in the conduct of the Business including, but not limited to, all tangible personal property disclosed on Schedule 2.17-A, all tangible personal property reflected on the 2016 Balance Sheet and tangible personal property acquired since the 2016 Balance Sheet, in each case other than tangible personal property disposed of since such respective date in the ordinary course of the Business consistent with past practice.

Section 2.18.      Intellectual Property.

(a)       Schedule 2.18(a) sets forth all Intellectual Property that is licensed by the Company and used in the conduct of the Business (the “Licensed Intellectual Property”) and the names of the licensors of such Licensed Intellectual Property. Except as set forth in Schedule 2.18(a), the Company has no obligation to compensate any Person for the license of any Licensed Intellectual Property. The Company has not granted to any Person any license, option or other rights to use any of the Licensed Intellectual Property, whether or not requiring the payment of royalties. No license for any Licensed Intellectual Property will terminate by reason of the execution, delivery and performance of this Agreement or any Operative Agreement or the consummation of the transactions contemplated hereby and thereby. The Company has such rights to use the Licensed Intellectual Property, free and clear of all Liens, as are necessary in connection with the conduct of the Business in the ordinary course consistent with past practice.

(b)       Schedule 2.18(b) sets forth (i) all Intellectual Property owned by the Company and used in the conduct of the Business (the “Owned Intellectual Property”) and (ii) the Company’s existing registrations, and applications for registration, for or with respect to any of the Owned Intellectual Property. The Company has taken all customary, reasonable or prudent steps to protect its Owned Intellectual Property from infringement by any other Person. The Company has taken reasonable steps to maintain its confidential information. The use by the Company of its Owned Intellectual Property does not and will not conflict with, infringe upon or otherwise violate the rights of any other Person in or to such Owned Intellectual Property. The Company has not granted to any Person any license, option or other rights to use any Owned Intellectual Property, whether or not requiring the payment of royalties.

(c)       Except as set forth on Schedule 2.18(c), there are no pending or, to the Knowledge of the Seller Group, threatened Actions by any Person (i) relating to the Company’s use of any Licensed Intellectual Property or Owned Intellectual Property or (ii) claiming that such Person has any ownership of, right to use or other rights with respect to any Licensed Intellectual Property or Owned Intellectual Property. The Licensed Intellectual Property and the Owned Intellectual Property constitute all of the Intellectual Property necessary for the conduct of the Business in the ordinary course consistent with past practice.

Section 2.19.      Contracts.

(a)       Schedule 2.19 contains a true and complete list of each written or oral Material Contract or other arrangement (true and complete copies, or, if none, reasonably complete and accurate written descriptions, of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to the Parent prior to the execution of this Agreement) to which the Company is a party or by which any Asset of the Company is bound and that relate to or otherwise affect the Company or the Business.

(b)       Each Material Contract disclosed or required to be disclosed in Schedule 2.19 is in full force and effect and constitutes a legal, valid and binding agreement of, enforceable in accordance with its terms against, the Company as a party thereto and, to the Knowledge of the Seller Group, the other party thereto. Neither the Company nor, to the Knowledge of the Seller Group, any other party to any Material Contract, is in violation or breach of or default under any such Material Contract (or, with notice or lapse of time or both, would be in violation or breach of or default under any such Material Contract). Neither the Company nor the Stockholder has received any notice (whether written or oral) from any other party to any Material Contract to the termination or non-renewal of such Material Contract, whether as a result of the consummation of the Transactions or otherwise.

Section 2.20.      Licenses. Schedule 2.20 contains a true and complete list of each License used in and material to the Business, the Company’s Assets or the operations of the Company. Prior to the execution of this Agreement, the Stockholder has delivered or caused to be delivered to the Parent true and complete copies of all such Licenses. (i) The Company owns or validly holds all Licenses that are material to the Business or to its operations or Assets; (ii) each License listed on Schedule 2.20 is valid, binding and in full force and effect; (iii) the Company is not, nor has it received any notice (whether written or oral) that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License; and (iv) neither the Company nor the Stockholder has received any notice (whether written or oral) from a licensor under any License as to the termination or non-renewal of such License as a result of the consummation of the Transactions.

Section 2.21.      Insurance. Schedule 2.21 contains a true and complete list of all liability, property, workers’ compensation, automobile, directors’ and officers’ liability and other insurance policies currently in effect that insure the Business or the operations or employees of the Company, or affect or relate to the ownership, use or operation of any of the Assets of the Company (including the names and addresses of the insured party thereunder and the insurers, the expiration dates thereof, the annual premiums and payment terms thereof, the amounts of coverage and deductibles thereunder, a brief description of the interests insured thereby and a copy of a detail loss history report issued by the insurer with respect to the prior six (6) year period) to the extent available or to the extent that one can be produced without unreasonable cost or delay. To the Knowledge of the Seller Group, the insurance policies listed on Schedule 2.21, in light of the respective business operations and Assets of the Company, are in amounts and have coverages that are reasonable and customary for Persons engaged in the Business. Neither the Stockholder nor the Company has received notice (whether written or oral) that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. Schedule 2.21 lists each claim filed by the Company under any of the foregoing policies during the period covered by the loss runs referred to above and the results of each of such claims.

Section 2.22.      Transactions with Certain Persons.

(a)       Except as set forth in Schedule 2.22, neither the Company nor the Stockholder nor any of their Affiliates or family members, and no manager, officer, director or employee of the Company nor any Affiliate of any such Person is presently, or has been, a party to any transaction or Contract with the Company (other than compensation for services as managers, officers, directors or employees of the Company, reimbursement for reasonable business expenses or payment of dividends or distributions in the ordinary course consistent with past practice), including, without limitation, any written or oral Contract (i) providing for the furnishing of services or Assets by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to, or on behalf of, any such Person or Affiliate thereof. Since the 2016 Balance Sheet and except as set forth on Schedule 2.22, there has been no dividend, distribution or payment of any kind whatsoever by the Company to the Stockholder or any of their Affiliates.

(b)       Except as set forth on Schedule 2.22 neither the Stockholder nor any of their relatives: (i) has any direct or indirect financial interest in any Person with whom the Company has consummated or entered into any material Contract (including, but not limited to, any Contract listed or required to be listed on Schedule 2.19); (ii) owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that is necessary for the conduct of the Business; or (iii) has any contractual or financial relationship or arrangement with, or otherwise receives or has the right to receive any payments from, any Person with whom the Company has consummated or entered into any significant Contract.

Section 2.23.      Employees and Labor Matters.

(a)       Set forth on Schedule 2.23(a) hereto is a copy of the 2016 and present payroll summary of the Company which lists all employees who as of the date thereof and hereof were and are actively employed either full or part time by the Company (the “Company Employees”) and their respective positions, hire dates, termination dates (if applicable), base wage rates, and the amount of any other compensation. The Seller Group has made available to the Parent all of the employment files and records applicable to the Company Employees which files are true, correct, and complete in all material respects to the Knowledge of the Seller Group.

(b)       Set forth on Schedule 2.23(b) hereto is a list of (i) each employment Contract or severance protection Contract in effect with respect to any one or more of the Company Employees (collectively, the “Company Employees Employment Agreements”), (ii) each collective bargaining Contract or other arrangement or understanding with a labor organization to which the Company is a party, (iii) each union or labor organization that, to the Knowledge of the Seller Group, claims to represent the Company Employees for purposes of collective bargaining together with a description of the bargaining unit in which such labor organization claims to represent the Company Employees, and (iv) the name of the Company Employees with whom the Stockholder or the Company has entered into an agreement or contract as of the date hereof providing for retention payments (collectively, the “Retention Agreements”). The Stockholder has furnished to the Parent true and correct copies of all Company Employees Employment Agreements and Retention Agreements.

(c)       Since January 1, 2009, (i) the Company has not effectuated a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any other similar statute or regulation of any applicable jurisdiction (collectively, the “WARN Act”), and any similar state or non-U.S. statute affecting any Site of employment or one or more operating units within any Site of employment or facility of the Company, (ii) the Company has not effectuated a “mass layoff” as defined in the WARN Act affecting any Site of employment or one or more operating units within any Site of employment or facility of the Company, (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger any similar state or local Laws, and (iv) to the knowledge of the Seller Group, none of the employees of the Company has suffered an “employment loss” as defined in the WARN Act.

(d)       Except as set forth on Schedule 2.23(d), as of the date hereof: (i) there are no pending, or, to the Knowledge of the Seller Group, pending or threatened claims relating to any alleged material violation of any Law pertaining to labor relations or employment matters relating to any of the Company Employees.

(e)       To the Knowledge of the Seller Group, no union organizational campaign presently exists with respect to any Company Employees and no request or petition for union representation has been filed or made.

(f)       There are no collective bargaining Contracts covering any Company Employees.

Section 2.24.      Brokers. Except as set forth in Schedule 2.24, all negotiations relative to this Agreement and the Transactions have been carried out by the Stockholder and the Company directly with the Parent without the intervention of any Person on behalf of the Stockholder or the Company in such manner as to give rise to any valid claim by any Person against the Parent for a finder’s fee, brokerage commission or similar payment.

Section 2.25.      Suppliers. Schedule 2.25 sets forth the names and dollar amounts of each of the ten (10) largest suppliers (based on expenditures) of the Company, with respect to the Business for the twelve (12) month period ended December 31, 2016. The Seller Group has good commercial working relationships with each of such suppliers and has not received any written notice and the Seller Group has no Knowledge that any of such suppliers intends to cancel or otherwise modify its relationship with the Seller Group (as relates to the Business) or the Business in any material manner. To the Knowledge of the Seller Group, there is no reason to believe that there will be any material adverse change in the relationships of the Stockholder and the Business with such suppliers solely as a result of the transactions contemplated by this Agreement.

Section 2.26.      Customers. Schedule 2.26 sets forth the names and dollar amounts of the ten (10) largest customers (based on revenue) of the Company, with respect to the Business, for the twelve (12) month period ended December 31, 2016. The Seller Group has good commercial working relationships with each of such customers and has not received any written notice and the Seller Group has no Knowledge that any of such customers intends to cancel or otherwise modify its relationship with the Seller Group (as relates to the Business) or the Business in any material manner. To the Knowledge of Seller Group, there is no reason to believe that there will be any material adverse change in the relationships of the Stockholder and the Business, with such customers solely as a result of the transactions contemplated by this Agreement.

Section 2.27.      Completeness of Assets. Except as set forth on Schedule 2.27, the Acquired Assets (other than the Excluded Assets), and Assigned Contracts include, and at the Closing will include, all rights and property necessary to the conduct of the Business after the Closing substantially in the same manner as it was conducted prior to the Closing.

Section 2.28.      Accounts Receivable. The Accounts Receivable, Notes Receivable and Equipment Leases Receivable: (i) arose from bona fide transactions in the ordinary course of the Business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms except to the extent that enforcement may be limited by applicable bankruptcy, insolvency or similar laws, (iii) are to the Knowledge of the Seller Group not subject to any valid set-off or counterclaim, and (iv) to the Knowledge of the Seller Group, the Company has the right to collect (a) the accounts receivable in the ordinary course of the Business consistent with past practices in the aggregate recorded amounts thereof and (b) interest and principal with respect to the Notes Receivable and the Equipment Leases Receivable in accordance with their terms.

Section 2.29.      Books and Records. The Company has made and kept (and given the Buyer and Parent access to) all Books and Records, which, in reasonable detail, accurately and fairly reflect the activities of the Business. The Company has not engaged in any transaction, maintained any bank account, or used any corporate funds in connection with the Business, except as reflected in its normally maintained books and records. The Books and Records have been maintained in accordance with sounds business practices, including the maintenance of an adequate system of internal controls. The minute books of the Business contain true and correct records of all meetings held, and actions taken by, the members, the board of directors, and committees of the board of directors of the Company in connection with the Business.

Section 2.30.      Business Practices. Neither the Stockholder nor the Company nor any of their respective officers, directors, managers, employees, agents, or representatives, or any Affiliate of or any Person associated with or acting for or on behalf of them in connection with the operation of Business or the ownership of Acquired Assets, has directly or indirectly, acting for or on behalf of the Stockholder or the Company:

(a)       made or attempted to make any contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment to any Person, private or public, regardless of what form, whether in money, property, or services in violation of any requirement of Laws applicable to the Company, the Business or the Acquired Assets to (i) obtain favorable treatment for business or Contracts secured, (ii) pay for favorable treatment for business or Contracts secured, or (iii) obtain special concessions or for special concessions already obtained;

(b)       made or attempted to make any such contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment in violation of any applicable written policy of the Company; or

(c)       established or maintained any fund or asset for the purpose of making any such contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other payment in violation of any applicable Law or applicable written policy of the Company and which the Company or any of its officers, directors, managers or employees has willfully failed to record in the Books and Records. To the extent required by applicable Law, the Company has established and maintains a compliance program and reasonable internal controls and procedures with respect to the Business and the Acquired Assets that, for all periods prior to the Closing Date, were appropriate to the requirements of anti-corruption and anti-bribery laws.

Section 2.31.      Disclosure. All material facts relating to the Company and the Business have been disclosed to the Parent in or in connection with this Agreement. No representation or warranty contained in this Agreement, and no statement contained in the Schedules hereto or in any certificate, list or other writing furnished to the Parent pursuant to any provision of this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 3      Representations and Warranties of the Parent and the Buyer.

Except: (i) as set forth in the disclosure schedule (referencing the appropriate section numbers) supplied by the Parent and the Buyer to the Company and the Stockholder (including the Schedules referenced below in this Article 3, the “Buyer Disclosure Schedule”) and dated as of the date hereof or (ii) as set forth in the SEC Documents filed by the Parent on or after July 1, 2016 and prior to the date of this Agreement, the Parent and the Buyer, jointly and severally, hereby represent and warrant to the Seller Group as follows:

Section 3.01.      Authority and Enforceability. Each of the Parent and the Buyer has the legal right, power and authority to execute this Agreement and perform its respective obligations hereunder. The execution and delivery by the Parent and the Buyer of this Agreement and the performance by the Parent and the Buyer of its respective obligations hereunder have been duly and validly authorized by the directors and stockholders of the Parent and the Buyer and no other action on the part of the Buyer is necessary. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, subject in each case to bankruptcy, insolvency, reorganization, or other similar Laws of general application affecting the rights and remedies of creditors, and to general principles of equity.

Section 3.02.      Organization of the Company and Buyer. Each of the Parent and the Buyer is an entity duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets.

Section 3.03.      No Conflicts. The execution and delivery by the Parent and the Buyer of this Agreement and the Operative Agreements to which they are a party and the consummation by the Parent and the Buyer of the transactions contemplated hereby and thereby will not:

(a)       conflict with or result in a violation or breach of any of, to the extent applicable, the terms, conditions or provisions of the Organizational Documents of the Parent or Buyer;

(b)       conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to any member of the Buyer Group or any of their respective Assets; or

(c)       except as set forth on Schedule 3.03, (A) conflict with or result in a violation or breach of, (B) constitute (with or without notice or lapse of time or both) a default under, (C) require the Parent or the Buyer to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (D) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (E) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (F) result in the creation or imposition of any Lien upon the Assets of the Parent or the Buyer under, any Contract or License to which the Parent or the Buyer is a party or by which the Parent or the Buyer or any of their Assets are bound.

Section 3.04.      Governmental Approvals and Filings. Except as set forth on Schedule 3.04, no consent, approval or action of, filing with or notice to any Governmental Authority on the part of the Parent or the Buyer is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements or the consummation of the transactions contemplated hereby or thereby.

Section 3.05.      Legal Proceedings. Except as set forth in Schedule 3.05, there are no Actions pending or, to the Knowledge of the Parent or the Buyer, threatened, against, relating to or affecting any the Parent or the Buyer that could reasonably be expected to either (i) result in the issuance of an Order restraining, enjoining or otherwise prohibiting or marking illegal the consummation of the Transactions or (ii) result in a material loss or charge to earnings of the Parent other than disclosed in the SEC Documents.

Section 3.06.      Parent Common Stock. The Parent Common Stock included in the Stock Consideration has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable.

Section 3.07.      SEC Documents. The Parent has filed all required SEC Documents required to be filed by it with the SEC since July 1, 2016. As of their respective dates, the SEC Documents (a) were prepared in accordance and complied in all material respects with the requirements of the Securities Laws applicable to such SEC Documents, and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Parent’s subsidiaries is required to file any forms, reports or other documents with the SEC.

Section 3.08.      Brokers. All negotiations relative to this Agreement and the Transactions have been carried out by the Parent and the Buyer directly with the Seller Group without the intervention of any Person on behalf of the Parent or the Buyer in such manner as to give rise to any valid claim by any Person against the Seller Group for a finder’s fee, brokerage commission or similar payment.

ARTICLE 4      Covenants of the Seller Group and the Parent

Section 4.01.      Regulatory and Other Approvals. Each of the Parent and the Stockholder shall, and the Stockholder shall cause the Company to, take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to: (i) obtain all consents and approvals of, make all filings with and give all notices to each Governmental Authority or any other Person that are required to be obtained, made or given by the Parent, the Stockholder, or the Company, as the case may be, including but not limited to all of the consents and approvals listed on Schedules 2.05, 2.06 and 3.04, in order to consummate the Transactions or the transactions contemplated by this Agreement and the Operative Agreements, including but not limited to in compliance with all applicable Laws and all Contracts, and (ii) satisfy each other condition to the obligations of the parties contained in this Agreement. The Parent shall be primarily responsible and shall use its commercially reasonable efforts to obtain the consents and approvals set forth on Schedule 3.04, and the Seller Group shall use its commercially reasonable efforts to assist the Parent in such process. For purposes of clarification, commercially reasonable efforts shall not include the Parent or its Affiliates or any member of the Seller Group making any monetary payments or providing any guarantees in order to obtain such consents and approvals and in the event that the Parent uses its commercially reasonable efforts but is unable to obtain such consents and approvals, the Parent shall not be required to consummate the Transactions and shall not be liable, in any way, to the Seller Group for such failure to consummate the Transactions. Furthermore, in the event that the Seller Group uses its commercially reasonable efforts to assist the Parent in such process but the Parent is unable to obtain such consents and approvals, the Seller Group shall not be liable, in any way, to the Parent for such failure of the Parent to obtain such consents and approvals.

Section 4.02.      Investigations.

(a)       Investigation by the Parent. From the date hereof until the Closing Date or the earlier termination of this Agreement in accordance with Article 8 (if applicable), the Company and the Stockholder shall, and shall cause all of the officers, directors, members, managers, employees, agents, accountants and counsel or other agents and representatives (collectively, “Representatives”) of the Company to, (i) promptly afford the Representatives of the Parent and the Buyer, during normal business hours, access to (A) the offices, books, Contracts and records of the Company and any records concerning the Company maintained and accumulated by it and its Representatives, and (B) the Stockholder and the Chief Financial Officer of the Company, and with the prior consent of the Stockholder, those Representatives of the Company who have knowledge relating to the Business, and (ii) promptly furnish to the Buyer and Representatives of the Parent such additional financial and operating data and other information regarding the Company or the Business (including, without limitation, any Contracts or Licenses in effect as of the date hereof and any Contracts or Licenses being negotiated or entered into between the date hereof and the Closing Date), properties and goodwill as the Parent may from time to time reasonably request. All such investigations by the Parent and its Representatives shall be performed at such times and locations as are reasonably mutually agreed to by the parties and shall be performed upon reasonable prior written notice to the Stockholder and in a manner that shall not be disruptive to the operations of the Business.

Section 4.03.      No Shop. During the period (the “No-Shop Period”) from the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with Article 8 (if applicable), the Stockholder and the Company shall not, and the Stockholder shall not permit the Company or any Affiliate of the Stockholder or of the Company (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Stockholder, the Company or any such Affiliate) to, take, directly or indirectly, any action to initiate, assist, solicit, receive, participate, negotiate, encourage (including, without limitation, by way of furnishing non-public information) or accept any offer or inquiry from any Person (a) to engage in any Business Combination with the Stockholder or the Company, (b) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or to engage in any discussions or negotiations with respect to, or otherwise attempt to consummate, any Business Combination with the Stockholder or the Company or (c) to furnish or cause to be furnished any information with respect to the Company to any Person (other than as contemplated by Section 4.02) which the Stockholder, the Company or any such Affiliate knows or has reason to believe is in the process of considering any Business Combination with regard to the Company. The Stockholder and the Company shall immediately terminate (in writing, with a copy to the Parent) any and all discussions or negotiations of any type described in the first sentence of this Section 4.03. If, during the No-Shop Period, the Stockholder or the Company receives or becomes aware that any of the Stockholder, the Company or any Affiliate thereof (or any such Person acting for or on their behalf) has received from any Person (other than the Parent) any offer, inquiry or informational request referred to in the first sentence of this Section 4.03, the Stockholder shall promptly advise such Person, by written notice, of the terms of this Section 4.03 and shall promptly, orally and in writing, advise the Parent of such offer, inquiry or request and deliver a copy of such notice to the Parent. The restrictions on the activities provided in this Section 4.03 shall terminate upon any termination of this Agreement.

Section 4.04.      Conduct of Business. Except as expressly contemplated by this Agreement, as set forth in Schedule 4.04, or as Parent may otherwise consent in writing, at all times from the date of this

Agreement until the earlier to occur of the Closing or the valid termination of this Agreement in accordance with the terms hereof, the Company shall:

(a)       operate the Business in the usual, regular, and ordinary course in substantially the same manner as heretofore conducted;

(b)       take all reasonable steps to preserve and protect the Acquired Assets in good working order and condition, ordinary wear and tear excepted;

(c)       comply with all requirements of Law, Orders, and material contractual obligations applicable to the operation of the Business;

(d)       use commercially reasonable efforts to preserve intact the Business, keep available the services of the Business’s officers, employees, and agents and maintain the Business’s current relations and good will with suppliers, customers, licensors, landlords, creditors, employees, agents, and others having business relationships with the Business, including by promptly paying all amounts owing to such Persons as and when such amounts are due (other than amounts being disputed in good faith);

(e)       continue in full force and effect all insurance coverage pertaining to the Business or the Acquired Assets that are in effect as of the date of this Agreement or obtain substantially equivalent policies;

(f)       confer with the Parent prior to implementing Business operational decisions that materially impact the Business, and report periodically to the Parent concerning the status of the Business; and

(g)       maintain the Books and Records in ordinary course of business consistent with past practice.

Section 4.05.      Restrictions on Business. Except as expressly contemplated by this Agreement, as set forth in Section 4.04, or as set forth on Schedule 4.05, or as Parent may otherwise consent in writing, such consent not to be unreasonably withheld, at all times from the date of this Agreement until the earlier to occur of the Closing and the valid termination of this Agreement in accordance with the terms hereof, the Company shall not after the date of this Agreement:

(i)       amend any of its Organizational Documents;

(ii)       authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of Options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class of capital stock, or any other securities or other ownership interests of the Company;

(iii)       split, combine or reclassify any capital stock or other ownership interests, or declare, set aside or pay any dividend or other distribution to any stockholder, or otherwise in respect of its capital stock or other ownership interests or redeem or otherwise acquire any of its securities or other ownership interests;

(iv)      (A)      incur or assume any Indebtedness, other than trade payables incurred in the ordinary course of the Business consistent with past practice (but in any event not any Indebtedness to the Stockholder or any of his Affiliates); (B) assume, guarantee, endorse (except for checks or other negotiable instruments in the ordinary course of business) or otherwise become liable or responsible (whether directly, contingently or otherwise) for any obligations of any other Person; or (C) make any loans, advances or capital contributions to, or investments in, any other Person;

(v)       adopt, modify or terminate any (i) employment, severance, retention, change in control or other compensation or benefit agreement, plan or arrangement with any current or former employees, officers, directors, independent contractors or consultants of the Company, or (ii) other than as required by Law, any Benefit Plan or any plan or arrangement that would constitute a Benefit Plan if in existence on the date hereof;

(vi)       except in the ordinary course of Business consistent with past practices of the Company and not in excess of $20,000 (individually or cumulative), acquire, sell, lease, transfer or dispose of any properties or Assets or enter into any other commitment or transaction that is material to the Company;

(vii)       modify, other than in an immaterial manner, any policy or procedure with respect to the collection of receivables;

(viii)       pay, discharge or satisfy before it is due any material claim or liability of the Company or fail to pay any such item in a timely manner, in each case except in accordance with the Company’s prior practices;

(ix)       cancel any debts or waive any claims or rights of material value;

(x)       except to the extent required by Law, change any accounting principle or method or make any election for purposes of foreign, federal, state or local income Taxes;

(xi)       take or suffer any action that would result in (A) the creation, or consent to the imposition, of any Lien on any of the properties or Assets of the Company or (B) the cancellation, termination, lapse or non-renewal of any insurance policy (unless such policy is replaced with comparable insurance);

(xii)       except in the ordinary course of Business consistent with past practices of the Company and not in excess of $20,000 (individually or cumulative), make or incur any expenditure, lease or commitment for additions to property or equipment or other tangible Assets;

(xiii)       enter into any Contract restricting in any material respect the operation of the Business;

(xiv)       make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement, settle or compromise any Tax claim or assessment, file any amended Tax Return, any material Tax Return, or any claim for Tax refund, or extend or waive the limitation period applicable to any Tax claim or assessment, in each case to the extent that it would affect the Acquired Assets or the Business after the Closing;

(xv)       grant any bonuses, whether monetary or otherwise, or increase wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Company or their spouses, dependents or beneficiaries other than as required by Law or as provided for in any existing written agreements as of the date hereof; (ii) change the terms of employment or service for any such person or (iii) take any action to increase the amount of or accelerate the vesting or payment of any compensation or benefits to any such person;

(xvi)       grant any severance, change-in-control, or similar pay benefits (in cash or otherwise) to any current or former employee, officer, director, independent contractor or consultant of the Company or their spouses, dependents, or beneficiaries;

(xvii)       adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(xviii)       except as it relates to Excluded Assets or in the ordinary course of business consistent with past practice, take or omit to take any action that has or would reasonably be expected to have the effect of accelerating sales to customers or revenues of the Business to pre-Closing periods that would otherwise be expected to take place or be incurred in post-Closing periods;

(xix)       fail to make any capital expenditures or commitment therefore as set forth in Schedule 4.05(xix) or make any capital expenditures or commitments not otherwise set forth in Schedule 4.05(xix);

(xx)       except as relates to Excluded Assets, commence any Action relating to the Business or the Acquired Assets other than (i) for the routine collection of amounts owed, or (ii) in such cases where the failure to commence litigation could have a Material Adverse Effect, provided that the Company shall consult with the Parent prior to filing such litigation;

(xxi)       except in the ordinary course of business consistent with past practices of the Company and so long as not in excess of $20,000 (individually or cumulative), enter into any Contract of any kind with any third party, which Contract continues after the Closing Date and cannot be terminated by the Company on not more than 30 days’ notice without any liability on the part of the Company;

(xxii)       except in the ordinary course of the Business consistent with past practice of the Company, amend, waive, surrender or terminate or agree to the amendment, waiver, surrender or termination of any Contract or any License;

(xxiii)       except in the ordinary course of the Business consistent with past practice, exercise any right or option under or extend or renew any Contract;

(xxiv)       enter into or engage in any transaction with the Stockholder, any of any of the Stockholder’s family members or any Affiliate thereof other than any transaction that is described on Schedule 2.22 or is a Facility Lease;

(xxv)       except in the ordinary course of business consistent with past practices of the Company and so long as not in excess of $20,000 (individually or cumulative), sell, lease, license, transfer, or otherwise dispose of any Acquired Assets;

(xxvi)       except in the ordinary course of business consistent with past practices of the Company, sell any inventory of the Company; or

(xxvii)       enter into any Contract to do, or take, or agree in writing or otherwise to take or consent to, any of the foregoing actions.

Section 4.06.      Affiliate Transactions. From the date hereof until the Closing, the Stockholder shall cause the Company not to enter into or engage in any transaction (other than transactions of the nature (and not greater in amount than) as described on Schedule 2.22 or as described in Section 4.16) with the Stockholder or his family members or Affiliates, except for the payment of salaries pursuant to employment arrangements in effect as of December 31, 2016.

Section 4.07.      Books and Records. On the Closing Date, the Stockholder shall deliver or make available to the Parent all of the original books and records relating to the Assets of the Company (other than the Excluded Assets), including, without limitation, the Acquired Assets, the Assigned Contracts and Company Employees who accept employment with the Parent or the Buyer (the “Acquired Books and Records”) and if at any time after the Closing the Stockholder discovers in his possession or under his control any other Acquired Books and Records, they shall forthwith deliver such Acquired Books and Records to the Parent. Notwithstanding the foregoing, the Stockholder and the Company may retain such copies of the Acquired Books and Records as they deem reasonably necessary or advisable.

Section 4.08.      Non-Disclosure of Confidential Information.

(a)       No member of the Seller Group shall, and each member of the Seller Group shall cause their Representatives not to, disclose or communicate to any Person, or use to the detriment of the Parent or the Buyer or the Business or for the benefit of any other Person, any Confidential Information or trade secrets relating to the Parent, the Buyer, and its Affiliates, the Company or the Business. No member of the Parent or Buyer shall, and Buyer and Parent shall cause their Representatives not to, disclose or communicate to any Person, or use to the detriment of the Seller Group or for the benefit of any other Person, any Confidential Information or trade secrets relating to the Company, Stockholder, and their Affiliates.

(b)       For purposes of this Agreement, “Confidential Information” shall include the following:

(i)       any information pertaining to the Parent, the Buyer, the Stockholder, the Company, the Business, or any of their Affiliates, and their respective businesses, operations or Assets, whether such information is in written form or communicated orally, visually or otherwise, that is proprietary, non-public or relates to any trade secret of any of them, including, without limitation, information that consists of or concerns any of their strategies, ideas, policies, sub-contractors, customers, suppliers, vendors, current and future possible consultants and their requirements, competitors, businesses and affairs, graphs, samples, inventions and ideas, past, current and planned marketing methods, processes, strategies and materials, price lists, pricing policies, market studies, business plans, computer software and databases, contracts with any person, proposals, equipment purchase strategies, routing strategies, names or other information, strategies for business plans, plans, ideas, concepts, designs, drawings, specifications, techniques, models, data, documentation, diagrams, graphs, flow charts, research, discoveries, development, processes, procedures and “know--how,” whether or not such information would be deemed a trade secret under applicable state or federal Law;

(ii)       to the extent not included in item (i) above, information concerning the business and affairs of the Parent, Buyer, and its Affiliates, the Company the Stockholder, their Affiliates and the Business (which includes financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, proposed personnel and personnel training techniques and materials), however documented;

(iii)       all notes, analyses, compilations, studies, summaries and all other material prepared by the Stockholder or the Company, or the Parent or the Buyer, or their respective Representatives containing or based, in whole or in part, on any information included in any of the foregoing items (i) and (ii); and

(iv)       the existence of this Agreement and the fact that the Parent, the Buyer, the Stockholder and the Company have considered or discussed, or engaged in any communications whatsoever, regarding the Transactions.

All Confidential Information is also entitled to all of the protections and benefits under applicable Law.

(c)       Notwithstanding anything to the contrary contained in this Section 4.08, Confidential Information shall not include any information that is or was in the public domain or subsequently came into the public domain through no fault of the Parent, the Buyer, the Stockholder or the Company or their respective Affiliates or Representatives.

(d)       In addition, that certain Mutual Nondisclosure Agreement, dated May 6, 2015, between the Parent and the Seller Group remains in full force and effect.

(e)       The obligations of the Company under this Section 4.08 are joint and several among the members of the Seller Group. The obligations of the Parent and Buyer under this Section 4.08 are joint and several among the Parent and Buyer.

(f)       In the event that Seller Group or any of their respective Representatives is requested or required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar legal, judicial or regulatory process or as otherwise required by applicable law or regulation) to disclose any of the Confidential Information, such person shall: (a) to the extent practicable, provide the Parent and the Buyer with prompt written notice of such request or requirement, and (b) cooperate with the Parent and the Buyer so that the Parent and the Buyer may seek a protective order or other appropriate remedy or, if appropriate, waive compliance with the terms and provisions of this Section. In the event that such protective order or other remedy is not obtained, or the Parent and Buyer waives compliance with the terms and provisions hereof, the person requested or required to make such disclosure may disclose only that portion of the Confidential Information that such person is advised by legal counsel in writing that such person is legally required to disclose.

(g)       In the event that Buyer or Parent or any of their respective Representatives is requested or required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar legal, judicial or regulatory process or as otherwise required by applicable law or regulation) to disclose any of the Confidential Information, such person shall: (a) to the extent practicable, provide the Seller Group with prompt written notice of such request or requirement, and (b) cooperate with the Seller Group so that the Seller Group may seek a protective order or other appropriate remedy or, if appropriate, waive compliance with the terms and provisions of this Section. In the event that such protective order or other remedy is not obtained, or the Seller Group waives compliance with the terms and provisions hereof, the person requested or required to make such disclosure may disclose only that portion of the Confidential Information that such person is advised by legal counsel in writing that such person is legally required to disclose.

Section 4.09.      No Solicitation.

(a)       Subject to Closing the transaction contemplated in this Agreement, neither the Stockholder nor the Company shall, during the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Non-Solicitation Restriction Period”), directly or indirectly, solicit, entice, persuade, induce or cause any employee, officer, manager, director, consultant, agent or independent contractor of the Parent, or any of the direct or indirect Subsidiaries or Affiliates of the Parent (collectively, the “Parent Group”) to terminate his, her or its employment, consultancy or other engagement with such entity and become employed by or engaged with any other Person, or approach any such employee, officer, manager, director, consultant, agent or independent contractor for any of the foregoing purposes, or authorize or assist in the taking of any of such actions by any Person. The foregoing shall not preclude the Stockholder or the Company from engaging any independent contractor to the Parent Group; provided that such engagement shall not interfere with the independent contractor’s services to the Parent Group; provided, further, that such engagement shall not violate Section 4.10.

(b)       Subject to Closing the transaction contemplated in this Agreement, no member of the Seller Group shall, during the Non-Solicitation Restriction Period, directly or indirectly, solicit, entice, persuade, induce, or cause, or attempt to solicit, entice, persuade, induce, or cause:

(i)       any Person who was or is a customer of the Company or any of its Affiliates at any time during the 12-month period prior to the date of this Agreement or was or is a customer of any of the Parent Group at any time during the Non-Solicitation Restriction Period; or

(ii)       any lessee, equipment vendor or lessee, operator, vendor or supplier to, or any other Person who had or has a business relationship of any kind with, any of the Company or any of its Affiliates at any time during the 12-month period prior to the date of this Agreement or had or has a business relationship of any kind with any of the Parent Group at any time during the Non-Solicitation Restriction Period;

(the Persons referred to in items (i) and (ii) above, collectively, the “Prohibited Persons”) to enter into a business relationship with any other Person for the services, activities or goods that are the same as or substantially similar to or competitive with the Business as presently conducted and that any such Prohibited Person purchased from, was engaged in with or provided to, the Company or any of its Affiliates or any of the Parent Group, as applicable, or to reduce or terminate such Prohibited Person’s business relationship with the Parent Group; and the Seller Group shall not, directly or indirectly, approach any such Prohibited Person for any such purpose, or authorize or assist in the taking of any of such actions by any Person.

(c)       For purposes of this Section 4.09, the terms “employee,” “consultant,” “agent” and “independent contractor” shall include any Persons with such status at any time during the twelve (12) months preceding any solicitation in question.

(d)       Each member of the Seller Group acknowledges that the provisions of this Section 4.09 and the period of time, geographic area and scope and type of restrictions on such member of the Seller Group’s activities set forth herein are reasonable and necessary for the protection of the Parent, which is paying substantial monies and other benefits to such member of the Seller Group, and are an essential inducement to the Parent’s entering into and performing this Agreement and the Operative Agreements to which the Parent is party. If any covenant contained in this Section 4.09 shall be determined by any court or other tribunal of competent jurisdiction to be invalid or unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (x) such covenant shall be interpreted to extend over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court or other tribunal making such determination, and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. It is the intention of the parties that the provisions of this Section 4.09 shall be enforceable to the maximum extent permitted by applicable Law.

(e)       Each member of the Seller Group acknowledges that any breach or threatened breach of the covenants contained in this Section 4.09 will likely cause the Parent material and irreparable damage, the exact amount of which will be difficult to ascertain, and that the remedies at Law for any such breach will likely be inadequate. Accordingly, to the extent permitted by applicable Law, the Parent shall, in addition to all other available rights and remedies (including, but not limited to, seeking such damages as it can show it has sustained by reason of such breach), be entitled to seek specific performance and injunctive relief in respect of any breach or threatened breach of this covenant, without being required to post bond or other security and without having to prove the inadequacy of the available remedies at Law.

(f)       For the avoidance of doubt, the terms of this Section 4.09 shall apply only if the Closing occurs as contemplated by this Agreement.

Section 4.10.      Non-Competition.

(a)       Subject to Closing the transaction contemplated in this Agreement, during the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the date hereof (the “Non-Competition Restricted Period”) and other than set forth on Schedule 4.10, the Stockholder shall not, anywhere within North America, and in any other region in which the Parent or the Seller Group is presently conducting the Business, directly or indirectly, whether alone or as an owner, stockholder, partner, member, manager, investor, lender, joint venturer, officer, director, consultant, independent contractor, agent, employee or otherwise of any company or other business enterprise, own, finance, manage, operate or engage in, or participate in the ownership, management or operation of, any business competitive with that of the Company (including, without limitation, any commercial laundry, coin operated laundry, route business, or drycleaning store).

(b)       The Stockholder acknowledges that the provisions of this Section 4.10 and the period of time, geographic area and scope and type of restrictions on such Stockholder’s activities set forth herein, are reasonable and necessary for the protection of the Parent, which is paying substantial monies and other benefits to the Stockholder and the Company and are an essential inducement to the Parent’s entering into and performing this Agreement and the Operative Agreements to which the Parent is party. If any covenant contained in this Section 4.10 shall be determined by any court or other tribunal of competent jurisdiction to be invalid or unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (x) such covenant shall be interpreted to extend over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court or other tribunal making such determination, and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. It is the intention of the parties that the provisions of this Section 4.10 shall be enforceable to the maximum extent permitted by applicable Law.

(c)       Each member of the Seller Group acknowledges that any breach or threatened breach of the covenants contained in this Section 4.10 will likely cause the Parent material and irreparable damage, the exact amount of which will be difficult to ascertain, and that the remedies at Law for any such breach will likely be inadequate. Accordingly, to the extent permitted by applicable Law, the Parent shall, in addition to all other available rights and remedies (including, but not limited to, seeking such damages as it can show it has sustained by reason of such breach), be entitled to seek specific performance and injunctive relief in respect of any breach or threatened breach of this covenant, without being required to post bond or other security and without having to prove the inadequacy of the available remedies at Law.

(d)       For the avoidance of doubt, the terms of this Section 4.10 shall apply only if the Closing occurs as contemplated by this Agreement.

Section 4.11.      Further Assurances; Post-Closing Cooperation.

(a)       At any time or from time to time after the Closing, the Seller Group, on the one hand, and the Parent and the Buyer, on the other hand, shall each execute and deliver or cause to be executed and delivered to the other party such additional documents and instruments, provide such additional materials and information and take such additional actions as the other party may reasonably request in order to more effectively complete the transactions contemplated hereby, including, but not limited to, to vest title to the Assets (other than the Excluded Assets), including, without limitation, the Acquired Assets and the Assigned Contracts, in the Buyer and, to the fullest extent permitted by Law, to put the Buyer in actual possession and operating control of the Business, the Assets (other than the Excluded Assets), including, without limitation, the Acquired Assets, the Assigned Contracts, and the Acquired Books and Records; such documents, materials and actions to include, but not be limited to, providing such representation letters, audit letters and other documents as are consistent with or required for public filing purposes, and otherwise to cause the parties to fulfill their respective obligations under this Agreement and the Operative Agreements.

(b)       If, in order to prepare its Tax Returns properly, or submit documents or reports required to be filed with Governmental Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that the Parent and the Buyer be furnished with additional information, documents or records relating to the Company not referred to in paragraph (a) above, and if such information, documents or records are in the possession or control of the Stockholder or the Company, the Stockholder and the Company shall use their commercially reasonably efforts to furnish or make available such information, documents or records (or copies thereof) as reasonably requested by the Parent or Buyer, at the Parent’s or Buyer’s cost and expense.

(c)       The Seller Group shall cooperate with all commercially reasonable requests of the Parent in connection with obtaining the financing necessary for the consummation of the Transactions, including, but not limited to, meeting with the Parent’s lenders and other financing sources and providing them with information relating to the Business, subject to appropriate confidentiality restrictions applicable to the Parent’s lenders and other financing sources. Costs incurred by the Seller Group in connection with such financing shall be reimbursed to the Company by the Parent.

Section 4.12.      Release of Liens. At the Closing, the Seller Group shall cause any Liens (other than Permitted Liens) on the Assigned Contracts and the Assets of the Company (other than the Excluded Assets), including, without limitation, the Acquired Assets, to be released, in each case in accordance with Section 1.01(d).

Section 4.13.      Employees.

(a)       No later than three (3) days prior to the Closing, the Stockholder shall provide the Buyer with a listing of the Company Employees the Buyer will offer employment as of the Closing date. Immediately prior to the Closing, the Company shall terminate the employment of each of the Company Employees, effective upon the Closing. The Company and the Stockholder shall cooperate with the Parent and Buyer in facilitating the Parent or Buyer’s employment of the Company Employees which such Company Employees the Stockholder has determined to offer employment (the “Re-Employed Employees”). In order to effectuate paragraph (c) below with respect to any Re-Employed Employees, Buyer or Parent shall notify the Company of each employee of the Company who becomes a Re-Employed Employee not later than thirty (30) days after the commencement of such employment. If Buyer or the Parent shall fail to timely notify the Company of such re-employment, such employee shall not be deemed a Re-Employed Employee for purposes of paragraph (c) of this Section.

(b)       Without limiting the obligations of the Company and the Stockholder in respect of Persons employed in the Business as of or prior to the Closing Date, the Company and the Stockholder shall be responsible, and indemnify the Buyer, for:

(i)       all liabilities for salary, wages, overtime, bonuses, commissions, vacation pay and other compensation relating to employment of all Persons in the Business prior to the Closing Date and all liabilities under or in respect of the Benefit Plans;

(ii)       all severance payments, damages for wrongful dismissal and all related costs in respect of the termination by the Company of the employment of any Company Employee effective as of or prior to the Closing;

(iii)       all liabilities for claims for injury, disability, death or workers’ compensation arising from or related to employment in the Business prior to the Closing Date;

(iv)       all employment-related claims, penalties and assessments in respect of the Business arising out of matters which occurred prior to the Closing Date;

(v)       any required notice under the WARN Act and any similar state or non-U.S. statute, and otherwise to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Company Employees and occurring at or prior to the Closing.

(c)       The parties agree that, with respect to the Re-Employed Employees, the Company and the Buyer, and the Parent, respectively, meet the definition of “predecessor” and “successor” as defined in IRS Revenue Procedure 2004-53. For purposes of reporting employee remuneration to the IRS on Forms W-2 and W-3 for the calendar year in which the Closing Date occurs, the Company, Buyer and Parent shall utilize the “Alternative Procedure” described in Section 5 of IRS Revenue Procedure 2004-53. The parties agree that, for purposes of reporting employee remuneration for Federal Insurance Contributions Act purposes for the calendar year within which the Closing Date occurs, the Company meets the definition of “predecessor” and the Buyer meets the definition of “successor” as defined in the IRS Regulation Section 31.3121(a)(1)1(b). The Company shall supply Buyer and the Parent, with respect to all Re-Employed Employees, all cumulative payroll information as of the Closing Date, including, without limitation, (i) copies of all Forms 941 filed with respect to employee compensation paid by the Company in 2017 and with respect to each such Form 941, as to each of the Re-Employed Employees such employees name, address, social security number, gross wages, FICA Wages, Medicare Wages, federal income tax withholding, FICA withholding, Medicare Tax withholding, state wages, local wages, State Tax withholding state and local tax withholding and the Company’s share of FICA and Medicare Tax, (ii) a schedule explaining any discrepancies (between the Forms W-2 (Copy A) to be filed by the Company with respect to the Company Employees who are not Re-Employed Employees and the Forms 941 filed by the Company for any calendar quarters in 2017 ending on or before the Closing or during which the Closing shall occur, with respect to the in the totals of social security wages, Medicare wages and tips, social security tips, federal income tax withheld, and advance earned income credit (EIC) payments) and a similar schedule setting forth such information with respect to state and local wages and withholding; (iii) evidence of remittance of withholding taxes and employer payroll taxes paid by the Company in 2017 on account of employment compensation paid by the Company to the Re-Employed Employees for the period January 1, 2017 through the Closing whether or not paid or payable prior to the Closing (“Pre-Closing Payroll Taxes”); and (iv) all current Forms W-4 and Forms W-5 that were provided to the predecessor by the Re-Employed Employees and any written notices received from the IRS under Treasury Regulation § 31.3402(f)(2)-1(g)(5), together with equivalent state tax forms (all of which shall be included in the definition of Acquired Books and Records).

Notwithstanding the foregoing, Buyer and Parent shall not assume any liability with respect to such cumulative payroll information, and all such liabilities shall be the sole responsibility of the Company. The Company shall pay all such liabilities as and when due. Each party shall cooperate in good faith to adopt similar procedures under applicable state, municipal, county, local or other laws.

(d)       Effective as of the Closing Date, Buyer shall, or shall cause one of its Affiliates to, assume sponsorship of, and shall succeed to all of the rights, title and interest (including the rights of the Company, as plan sponsor, plan administrator or employer) under, each Benefit Plan described in Schedule 2.14 that Buyer or any of its Affiliates agrees assume in connection with this Agreement (the “Assumed Benefit Plans”). With respect to each Assumed Benefit Plan, the Company shall, or shall cause one of its Affiliates to, transfer to Buyer or one of its Affiliates any assets that are set aside in a trust or similar vehicle, funding media or other reserve, as well as any insurance benefits that are maintained for the purpose of funding such Assumed Benefit Plan, to the extent such assets or insurance benefits relate to such Assumed Benefit Plan. Buyer and the Company shall use their reasonable commercial efforts to cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other after the Closing in the execution of any documents, adoption of any corporate resolutions or the taking of all actions that are necessary and appropriate to effectuate such sponsorship and related transfers of any Assumed Benefit Plans. Notwithstanding any other provision of this Agreement, the Buyer is not assuming, and the Company and the Stockholder shall remain liable with respect to, (i) any Benefit Plan that is not an Assumed Benefit Plan and (ii) any Assumed Benefit Plan to the extent such liabilities arise out of or relate to facts, circumstances and conditions existing as of or prior to the Closing or otherwise to the extent arising out of any actions or omissions of the Seller Group.

(e)       Nothing in this Agreement, express or implied, (i) shall confer upon any Company Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement, (ii) shall be construed to prevent Buyer from terminating or modifying to any extent or in any respect any Assumed Benefit Plan, (iii) shall amend, or be deemed to amend, any Benefit Plan or (iv) is intended to, or does, constitute the establishment of, or an amendment to, any Benefit Plan.

Section 4.14.      Retention by the Company of the Excluded Liabilities. The Seller Group shall be fully responsible for, and, upon the terms and subject to all of the conditions contained herein, at the Closing, the Seller Group shall ratify and confirm its retention of, and agreement to pay, perform and discharge, and to indemnify the Parent and the Parent Indemnitees and hold the Parent and the Parent Indemnitees harmless from and against, all of the Excluded Liabilities, including, without limitation, the Existing and Prior Liabilities of the Company.

Section 4.15.      Bulk Sale Laws. The Parties agree to waive compliance with any applicable bulk sales Laws or other similar Laws that may be applicable to the sale and transfer of the Acquired Assets.

Section 4.16.      Facility Leases. At the Closing, VMSF Properties, LLC, a company controlled by the Stockholder, shall enter into Facility Leases for the facilities occupied by the Company with Buyer in the form set forth on Exhibits 4.16-A, 4.16-B, 4.16-C, and 4.16-D (the “Facility Leases”).

Section 4.17.      Stockholders Agreement. At the Closing, the Stockholder, the Company, and Symmetric Capital LLC and/or its Affiliates shall enter into a Stockholders Agreement with Parent in the form set forth on Exhibit 4.17 (the “Stockholders Agreement”).

Section 4.18.      E-mail Accounts. During the period of time from the Closing Date through sixty (60) days after the Closing Date, the Seller Group shall forward (within twenty-four (24) hours of delivery into the E-mail Accounts (as defined below)) to the Parent all e-mails which relate to the Business or the Acquired Assets and which are received by the e-mail accounts of the Company (collectively, the “E-mail Accounts”). On the sixtieth (60th) day after the Closing Date, the Seller Group shall assign the E-mail Accounts to the Parent and Buyer and provide the Parent and Buyer with full access and passwords necessary to control the E-mail Accounts and the E-mail Accounts shall be deemed Acquired Assets for purposes of this Agreement. The Seller Group may delete all e-mails in the E-mail Accounts which were received prior to the Closing Date and all e-mails not related to the Business or the Acquired Assets which were received during the period of time from the Closing Date to the sixtieth (60th) day after the Closing Date. The Parent shall treat as confidential and not disclose any e-mails delivered to the E-mail Accounts prior to the Closing Date.

Section 4.19.      Business Relationships. Until the Closing, the Stockholder and the Company shall cooperate with the Parent in Parent’s efforts to continue and maintain for the benefit of Parent those business relationships of the Business existing prior to the Closing, including relationships with customers, suppliers and others.

Section 4.20.      Sale of Parent Common Stock. Each of the Company and the Stockholder acknowledges and agrees that the shares of Parent Common Stock issuable to the Stockholder pursuant to Section 1.03(c) shall constitute “restricted securities” within the meaning of Rule 144 of the Securities Act and will be issued in a private placement transaction in reliance upon the exemption from the registration and prospectus delivery requirements of Section 5 of the Securities Act afforded by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. The certificates evidencing the shares of Parent Common Stock to be issued to the Stockholder pursuant to Section

1.03(c) shall bear appropriate legends to identify such privately placed shares as being “restricted securities” under the Securities Act to comply with state and federal securities laws and, if applicable, to notice the restrictions on transfer of such shares.

Section 4.21.      Notices to Customers and Suppliers. No later than one (1) business day following the Closing, Seller Group shall notify, in writing, all of its customers and suppliers of the sale of the Business and direct its customers and suppliers to contact the persons selected by the Parent and Buyer. Such notice shall be pre-approved (in writing) by the Parent and the Buyer no later than five (5) days prior to the Closing.

Section 4.22.      Accounts Receivable, Notes Receivable and Equipment Leases Receivable. In the event that the Seller Group receives payments on account of any Accounts Receivable, Notes Receivable and Equipment Leases Receivable by any account debtor, it shall hold such money in trust for the benefit of the Parent and the Buyer (or their respective assignees) and shall within two (2) business days after receipt pay such amounts to the Parent or Buyer (or their respective assignees).

Section 4.23.      Cooperation in Obtaining Pre-Closing Tax Clearance. Seller Group will cooperate with the Parent and the Buyer in connection with obtaining pre-closing tax clearance (a “Tax Clearance Certificate”) from those Tax Authorities which have a permissive or mandatory procedure for a purchaser of a business to avoid successor liability for unpaid Taxes relating to the business.

Section 4.24.      Change of Name. On the Closing Date, the Stockholder shall cause the Company to change its name to a name that does not include the words “Tri-State”, “Technical”, “Services”, “Laundry”, or “TLC”.

Section 4.25.      Financing. The Parent shall use its commercially reasonable efforts to obtain debt to fund the Transactions contemplated hereby and other transactions expected to be consummated on the Closing Date. Upon request of the Parent, the Seller Group shall provide reasonable cooperation and assistance to the Parent in connection with any debt financing contemplated by the Parent for the funding of the Transactions.

Section 4.26.      Leasehold Budget. On the date hereof, the Stockholder has delivered to the Parent a detailed financial budget related to leasehold improvements of the Company’s facilities located at 1560 Old Clyattville Road, Valdosta, Georgia 31601 and 5250 Fulton Industrial Blvd., Atlanta Georgia, which budget is set forth on Exhibit 4.26 (the “Leasehold Budget”) in the form reasonably acceptable to the Parent. Buyer agrees to contribute a maximum of $470,000 (the “Buyer’s Leasehold Maximum”) towards the Leasehold Budget. For the avoidance of doubt, in no event shall the Buyer be responsible for any sums of money in excess of the Buyer’s Leasehold Maximum and should the actual total costs of the leasehold improvements be less than the Leasehold Budget, the Buyer shall be entitled to a cash refund of such amount. The amount of the Buyer’s Leasehold Maximum or lesser should that be the case, shall be paid pro rata through additional monthly rent over the full term, including all extension periods, of the related Facility Leases located in Valdosta, Georgia and Atlanta, Georgia.

Section 4.27.      Principal Executive Office. The Seller Group shall use its reasonable best efforts, at its expense, to cause the Company to move its principal executive office from 912 Francis Street, Waycross, GA 31503 (the “Old Principal Executive Office”) to 1560 Old Clayattville Road, Valdosta, Georgia, 31601 (the “New Principal Executive Office”) as soon as practical but no later than sixty (60) days after the Closing. The Parent or Buyer shall reimburse the Company up to $30,000 for the Moving

Expenses of the Company upon the receipt by the Parent and Buyer of evidence, reasonably satisfactory to the Parent and Buyer, that Moving Expenses have been incurred and paid by the Company.

ARTICLE 5      Conditions to Closing. Obligations

Section 5.01.      Conditions to Closing Obligation of the Parent and Buyer. The obligation of the Parent and the Buyer to consummate the Transactions and to enter into the Operative Agreements at the Closing are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in writing in whole or in part by the Parent in its sole discretion):

(a)       Representations and Warranties. The representations and warranties of the Seller Group set forth in this Agreement and in each of the Operative Agreements shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that are modified as to materiality or contain a qualification referring to a “Material Adverse Effect” or any similar modification or qualification shall be true and correct in all respects as of said dates.

(b)       Performance. The Seller Group shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Seller Group at or before the Closing (including but not limited to the obligation to execute and deliver the documents required to be executed and delivered pursuant to Section 6.01).

(c)       Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect with respect to the Company, the Acquired Assets, or the Assigned Contracts, or any change, fact, circumstance, condition, event or effect, or combination of changes, facts, circumstances, conditions, events or effects, that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect with respect to the Company, the Acquired Assets, or the Assigned Contracts;

(d)       Orders, Laws and Actions. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or that could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Operative Agreements to the Parent, and there shall not be pending or threatened on the Closing Date any Action in, before or by any Governmental Authority that could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability of any such Law to the Parent, the Buyer, the Stockholder, the Company or the transactions contemplated by this Agreement or any of the Operative Agreements.

(e)       Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Authority (including, without limitation, as set forth on Schedules 2.06 and 3.04) necessary to permit the Parent, the Buyer and the Seller Group to perform their respective obligations under this Agreement and to consummate the Transactions (i) shall have been duly obtained, made or given, (ii) shall be in form and substance reasonably satisfactory to the Parent, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the Transactions shall have occurred.

(f)       Third Party Consents. All consents (or waivers in lieu thereof) (including, without limitation, the consents set forth on Schedule 2.05) to the performance by the Parent, the Buyer and the Seller Group of their respective obligations under this Agreement and the Operative Agreements and to the consummation of the transactions contemplated hereby and thereby without violating any Law or breaching (or giving rise to a right to terminate) any Contract, (i) shall have been obtained, (ii) shall be in form and substance reasonably satisfactory to the Parent, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect.

(g)       Proceedings. All proceedings to be taken on the part of the Seller Group in connection with the Transactions and all documents incident thereto shall be reasonably satisfactory in form and substance to the Parent, and the Parent shall have received copies of all such documents and other evidence as the Parent may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

(h)       No Liens. There shall not exist any material Lien on any of the Acquired Assets or any Assigned Contract other than Permitted Liens.

(i)       Financing. The Parent shall have obtained debt financing sufficient to fund the Transactions contemplated hereby on the Closing Date, on terms and conditions reasonably acceptable to the Parent.

(j)       Audit Requirement. The audited financial statements consisting of the balance sheet of the Business as at December 31, 2016 and December 31, 2015, and the related statements of income and retained earnings, stockholders' equity and cash flow for the two years ended December 31, 2016, and the unaudited, reviewed, financial statements consisting of the balance sheet of the Business as at June 30, 2017 and the related statements of income and retained earnings, stockholders' equity and cash flow for the three and six month period then ended, are satisfactory to the Parent in its reasonable discretion.

Section 5.02.      Conditions to Closing Obligation of the Seller Group. The obligations of the Seller Group to consummate the Transactions and the obligation of the Seller Group to enter into the Operative Agreements at the Closing are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in writing in whole or in part by the Seller Group in its sole discretion):

(a)       Representations and Warranties. The representations and warranties of the Parent and the Buyer set forth in this Agreement and in each of the Operative Agreements shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that are modified as to materiality or contain a qualification referring to a “Material Adverse Effect” or any similar modification or qualification shall be true and correct in all respects as of said dates.

(b)       Performance. The Parent and the Buyer shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Parent and the Buyer at or before the Closing (including but not limited to the obligation to execute and deliver the documents required to be executed and delivered pursuant to Section 6.02).

(c)       Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or that could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Operative Agreements to the Seller Group, and there shall not be pending or threatened on the Closing Date any Action in, before or by any Governmental Authority that could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability of any such Law to the Seller Group or the transactions contemplated by this Agreement or any of the Operative Agreements.

(d)       Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit the Parent and the Buyer to perform their respective obligations under this Agreement and to consummate the Transactions, (i) shall have been duly obtained, made or given, (ii) shall be in form and substance reasonably satisfactory to the Seller Group, (iii) not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the Transactions shall have occurred.

(e)       Third Party Consents. All consents (or waivers in lieu thereof) to the performance by the Parent and the Buyer of their respective obligations under this Agreement and the Operative Agreements and to the consummation of the transactions contemplated hereby and thereby (i) shall have been obtained, (ii) shall be in form and substance reasonably satisfactory to the Seller Group, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect.

(f)       Proceedings. All proceedings to be taken on the part of the Parent and the Buyer in connection with the Transactions and all documents incident thereto shall be reasonably satisfactory in form and substance to the Seller Group, and the Seller Group shall have received copies of all such documents and other evidence as the Seller Group may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

ARTICLE 6      Closing Deliveries.

Section 6.01.      Closing Deliveries of the Seller Group. At or prior to the Closing, the Seller Group shall deliver or cause to be delivered to the Parent and the Buyer each of the following agreements and other documents:

(i)       a bill of sale (the “Bill of Sale”) duly signed by the Company;

(ii)       copies of all consents referred to in Schedule 2.05 and Schedule 2.06;

(iii)       copies of the Organizational Documents, including all amendments thereto, of the Company certified by the Secretary of State or other appropriate official of the jurisdiction of organization, and (ii) certificates from the Secretary of State or other appropriate official of the respective jurisdictions of organization and in the jurisdictions to which it is qualified to do business to the effect that the Company is in good standing or subsisting in such jurisdictions;

(iv)       a certificate, dated the Closing Date, of the Secretary of the Company, setting forth the Organizational Documents and authorizing resolutions adopted by the Company’s board of directors and the Stockholder with respect to the Transactions;

(v)       the Facility Leases, duly signed by the lessor and the termination of the Existing Leases, duly signed by the lessor thereunder;

(vi)       the Escrow Agreement, duly signed by the Seller Group;

(vii)       possession and/or control of all of the Acquired Books and Records;

(viii)       a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that the none of the Stockholder and the Company is a “foreign person” as defined in Section 1445 of the Code;

(ix)       evidence of the release and satisfaction of all Liens (other than Permitted Liens) on the Acquired Assets and Assigned Contracts;

(x)       Parent shall have received a certificate, duly executed by the Chief Executive Officer of the Company and the Stockholder, certifying as to the matters set forth in Section 5.01(a), Section 5.01(b) and 5.01(c);

(xi)       the Stockholders Agreement, duly signed by the Stockholder and the Company;

(xii)       certificates from each of the Company Employees who have delivered such certificates to the Company, instructing whether to have their respective vacation days accrual paid at the Closing or assumed by the Buyer, duly signed by each Company Employee;

(xiii)       evidence of the satisfactory resolution, in the sole discretion of the Parent, of any and all pending litigation between the Company and any of its officers, directors, Stockholder, or any of their respective Affiliates.

(xiv)       evidence of the backlog of the Company as of the Closing Date, to be delivered one (1) business day prior to the Closing.

(xv)       Tax Clearance Certificates of the Company in those states in which the Company is qualified to do business

Section 6.02.      Closing Deliveries of the Parent and the Buyer. At or prior to the Closing, the Parent and the Buyer shall deliver or cause to be delivered to the Seller Group each of the following agreements and other documents:

(i)       the Purchase Price (other than the Escrow Amount which shall be wired to the Escrow Agent, and any Sale Withholding Tax which shall be remitted to the relevant Tax Authorities) shall be wired to an account designated by the Seller Group;

(ii)       certificates representing the Stock Consideration;

(iii)       copies of all consents referred to in Schedule 2.05 and Schedule 2.06

(iv)       copies of the Organizational Documents, including all amendments thereto, of the Parent and Buyer certified by the Secretary of State or other appropriate official of the jurisdiction of organization, and (ii) certificates from the Secretary of State or other appropriate official of the respective jurisdictions of organization and in the jurisdictions to which it is qualified to do business to the effect that the Company is in good standing or subsisting in such jurisdictions;

(v)       a certificate, dated the Closing Date, of the Secretary of the Company, setting forth the Organizational Documents and authorizing resolutions adopted by the Parent’s and the Buyer’s board of directors with respect to the Transactions;

(vi)       copies of all consents referred to in Schedule 3.04;

(vii)       the Bill of Sale, duly signed by the Buyer;

(viii)       the Facility Leases, duly signed by the Parent or the Buyer;

(ix)       the Leasehold Budget, duly signed by the Parent and the Buyer.

(x)       the Escrow Agreement, duly signed by the Parent;

(xi)       the Stockholders Agreement duly signed by the Company, Symmetric Capital LLC, Symmetric Capital II, LLC, Henry Nahmad and Parent.

(xii)       Seller Group shall have received a certificate, duly executed by the Chief Executive Officer of the Parent and Buyer, certifying as to the matters set forth in Section 5.02(a), Section 5.02(b) and 5.02(c) .

ARTICLE 7      Indemnification.

Section 7.01.      Survival of Representations and Warranties.

(a)       Notwithstanding any right of the Parent to fully investigate the affairs of the Company and notwithstanding any Knowledge of facts determined or determinable by the Parent pursuant to such investigation or right of investigation, the Parent has the right to rely fully upon the representations and warranties of the Seller Group contained in this Agreement, the Schedules hereto and in any of the Operative Agreements. Except as provided in the next sentence, all such representations and warranties shall survive the execution and delivery of this Agreement and the Closing hereunder and shall thereafter continue in full force and effect until the twenty-four (24) month anniversary of the Closing Date, and the liability of the Seller Group in respect of any inaccuracy in any such representation or warranty shall terminate on the twenty-four (24) month anniversary of the Closing Date, except for liability with respect to which notice shall have been given on or prior to such date to the party against which such claim is asserted. The foregoing notwithstanding, the obligation of the Seller Group to indemnify pursuant to this Agreement with respect to representations and warranties contained in Section 2.01 (Authority and Enforceability), Section 2.02 (Organization), Section 2.03 (Equity Interests; Title), Section 2.11 (Tax Matters), Section 2.14 (Benefit Plans; ERISA), Section 2.16 (Environmental Matters), Section 2.18 (Intellectual Property), and Section 2.20 (Licenses) (collectively, the “Fundamental Representations”), and with respect to matters arising from fraud, intentional misrepresentation or intentional breach shall survive the Closing, and the Seller Group’s liability in respect of any inaccuracy therein shall continue until all liability relating thereto is barred by all applicable statutes of limitation.

(b)       Notwithstanding any right of the Seller Group to fully investigate the affairs of the Parent and notwithstanding any Knowledge of facts determined or determinable by the Seller Group pursuant to such investigation or right of investigation, the Seller Group has the right to rely fully upon the representations and warranties of the Parent and the Buyer contained in this Agreement, the Schedules hereto and in any of the Operative Agreements. Except as provided in the next sentence, all such representations and warranties shall survive the execution and delivery of this Agreement and the Closing hereunder and shall thereafter continue in full force and effect until the twenty-four (24) month anniversary of the Closing Date, and the liability of the Parent in respect of any inaccuracy in any such representation or warranty shall terminate on the twenty-four (24) month anniversary of the Closing Date, except for liability with respect to which notice shall have been given on or prior to such date to the party against which such claim is asserted. The foregoing notwithstanding, the obligation of the Parent to indemnify pursuant to this Agreement with respect to representations and warranties contained in Section 3.01 (Authority and Enforceability), and Section 3.02 (Organization) (collectively, the “Parent Fundamental Representations”), with respect to matters arising from fraud, intentional misrepresentation or intentional breach shall survive the Closing, and the Parent’s liability in respect of any inaccuracy therein shall continue until all liability relating thereto is barred by all applicable statutes of limitation.

Section 7.02.      Indemnification by the Seller Group.

(a)       Except as provided in Section 7.01, the Company and the Stockholder, jointly and severally, shall indemnify and defend the Parent, the Buyer, and each of their respective officers, directors, members, managers, employees, consultants, stockholders, agents, advisors and representatives, and each of their respective Affiliates (each, a “Parent Indemnitee”) from and against, and hold each Parent Indemnitee harmless from and against, any and all Losses that any Parent Indemnitee may suffer or incur based upon, arising out of, relating to or in connection with any of the following (whether or not in connection with any third party claim):

(i)       any breach of or inaccuracy in any representation or warranty made by any member of the Seller Group contained in this Agreement or in any of the Operative Agreements or in respect of any claim made based upon alleged facts that if true could constitute any such breach or inaccuracy;

(ii)       the Seller Group’s breach of or failure to perform or to comply with any covenant, obligation or other agreement required to be performed or complied with by the Seller Group contained in this Agreement or in any of the Operative Agreements;

(iii)       any Excluded Liabilities, including, without limitation, any and all Existing and Prior Liabilities of the Company;

(iv)       any payroll tax liability incurred by Buyer or the Parent with respect to Re-Employed Employees arising by reason of the Company’s failure to turn over all Acquired Books and Records described in Section 4.07 or any failure by the Company to have paid Pre-Closing Payroll Taxes.

(v)       any and all Moving Costs incurred by Seller Group in excess of $30,000 (the “Special Indemnity”).

(b)       It is the intent of the parties that the Seller Group shall indemnify the Parent Indemnitees with respect to any Excluded Liabilities, including, without limitation, any and all Existing and Prior Liabilities of the Company, without reduction in respect of any qualification or limitation that may exist anywhere in this Agreement, including, but not limited to, any qualification or limitation relating to “Knowledge” or “materiality” that may be contained in any of the representations and warranties contained in Article 2 hereof. Therefore, if any fact, event or circumstance that results in a Loss for which a Parent Indemnitee is entitled to seek indemnification hereunder may be considered to be described by both item (i) and item (iii) of Section 7.02(a), then, for purposes of determining the amount of the Seller Group’s indemnification obligations with respect to such fact, event or circumstance, such fact, event or circumstance shall be deemed to arise under item (iii) of Section 7.02(a).

Section 7.03.      Indemnification by the Parent and the Buyer.

(a)       The Parent and the Buyer shall, jointly and severally, indemnify and defend the Seller Group and each of its officers, directors, members, managers, employees, consultants, stockholders, agents, advisors and representatives (each, a “Seller Group Indemnitee”) from and against, and hold each Seller Group Indemnitee harmless from and against, any and all Losses that such Seller Group Indemnitee may suffer or incur arising from, related to or in connection with any of the following (whether or not in connection with any third party claim):

(i)       any breach of or inaccuracy in any representation or warranty made by the Parent and the Buyer contained in this Agreement or in any Operative Agreement or in respect of any claim made based upon alleged facts that if true could constitute any such breach or inaccuracy;

(ii)       the Parent and the Buyer’s breach of or failure to perform or to comply with any covenant, obligation or other agreement required to be performed or complied with by the Parent or the Buyer contained in this Agreement or in any Operative Agreement; and

(iii)       any Losses relating to the Acquired Assets or the Assigned Contracts, in each case to the extent arising or originating as a result of events which occurred after the Closing and to the extent that such events do not relate to an indemnifiable event by the Seller Group under Section 7.02.

(iv)       any Assumed Liabilities.

Section 7.04.      Payment of Indemnification Amounts.

(a)       The indemnification obligations of the Seller Group under this Article 7 shall be paid as follows:

(i)       first, by the Parent making a claim against the Escrow Amount;

(ii)       second, to the extent the Seller Group’s indemnification obligations are not fully satisfied in accordance with clause (i), by the Parent setting off the indemnification amounts of the Seller Group against any payments owed by the Parent to the Company or the Stockholder, including, without limitation any payments owed to the Stockholder as employment compensation and any payments owed to the Seller Group under the Leases; and

(iii)       third, to the extent the Seller Group’s indemnification obligations are not fully satisfied in accordance with clause (ii), by the Seller Group paying the Parent such amounts in cash in the form of a bank or cashier’s check or in immediately available funds by wire transfer to such bank account or accounts as may be designated by the Parent.

(b)       The indemnification obligations of the Parent under this Article 7 shall be paid by the Parent (at the sole election of the Parent) (1) paying such amounts in cash in the form of a bank or cashier’s check or in immediately available funds by wire transfer to such bank account or accounts as may be designated by the Seller Group, or (2) releasing such amount from the Escrow Amount.

(c)       It is the intent of the parties that any amounts paid under this Article 7 shall represent an adjustment of the Purchase Price and the parties will report such payments consistent with such intent.

Section 7.05.      Method of Asserting Claims. All claims for indemnification by any Indemnified Party shall be asserted and resolved as follows:

(a)       In the event any claim or demand is asserted against or sought to be collected from such Indemnified Party by a Person other than a party hereto (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party’s ability to defend has been irreparably and materially prejudiced by such failure of the Indemnified Party. The Indemnifying Party shall notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 7.02 or Section 7.03, as the case may be, and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party pursuant to the preceding sentence that the Indemnifying Party desires to defend the Indemnified Party against the Third Party Claim, then the Indemnifying Party shall provide reasonable assurance of the Indemnifying Party’s ability to pay the Third Party Claim. Anything to the contrary in this Article 7 notwithstanding (including this Section 7.05), the Parent shall retain the right to control in all respects any Action, matter or other proceeding relating to Taxes, regardless of whether the Seller Group is obligated to indemnify the Parent with respect to such Action, matter or other proceeding.

(b)       If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 7.05, and provides the reasonable assurance described in the penultimate sentence of Section 7.05(a), then the Indemnifying Party shall have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or shall be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party, which shall not be unreasonably withheld, in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party shall not be indemnified in full pursuant to Section 7.02 or Section 7.03, as applicable). The Indemnifying Party shall have full control of such defense and proceedings; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this clause (b), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 7.05(b), and except as provided in the preceding sentence, the Indemnified Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 7.02 or Section 7.03, as applicable, with respect to such Third Party Claim.

(c)       If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 7.05(b), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party gives notice that it elects not to defend the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted by the Indemnified Party in a reasonable manner and in good faith or shall be settled at the discretion of the Indemnified Party. The Indemnified Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party shall, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim that the Indemnified Party is contesting. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 7.05(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d)       If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 7.02 or Section 7.03, as applicable, or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss in the amount specified in the Claim Notice shall be conclusively deemed a liability of the Indemnifying Party under Section 7.02 or Section 7.03, as applicable, and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to attempt to negotiate a resolution of such dispute within 30 days.

(e)       In the event any Indemnified Party should have a claim under Section 7.02 or Section 7.03, as applicable, against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably and materially prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to attempt to negotiate a resolution of such dispute within thirty (30) days.

Section 7.06.      Limitations on Indemnification.

(a)       Neither the Seller Group nor the Parent and the Buyer shall be obligated to indemnify or hold harmless the other in respect of any Losses suffered, incurred or sustained by such party under Section 7.02(a)(i) or Section 7.03(a)(i), as applicable, until such Losses equal or exceed $75,000 in the aggregate (the “Threshold”) (at which point such party will be obligated to indemnify the other for the amount of such Losses from the first dollar) and neither the Seller Group nor the Parent and the Buyer shall be obligated to indemnify the other for the amount of any Losses as a result of any breach or breaches under Section 7.02(a)(i) or Section 7.03(a)(i) in excess of $4,000,000 (the “Cap”); provided, however, that the Threshold and Cap shall not apply to any Losses resulting from (i) fraud on the part of such party, or (ii) any breach of or inaccuracy in any of the Fundamental Representations Parent Fundamental Representations and (iii) the Special Indemnity, with respect to which the obligation to indemnify shall not be limited; provided further, however, that nothing in this Section 7.06 shall limit the obligation of the Seller Group to indemnify the Parent Indemnitees with respect to the items set forth in Sections 7.02(a)(ii), (iii), and (iv), and Section 7.02(b).

(b)       Parent shall not be obligated to indemnify or hold harmless the Seller Group Indemnitees in respect of any Losses suffered, incurred or sustained by all the Seller Group Indemnitees under Section 7.03(a)(i) until such Losses equal or exceed the Threshold (at which point the Parent will be obligated to indemnify the Seller Group Indemnitees for the amount of such Losses from the first dollar) and the Parent shall not be obligated to indemnify or hold harmless the Seller Group Indemnitees in respect of any Losses suffered, incurred or sustained by all the Seller Group Indemnitees as a result of any breach or breaches under Section 7.03(a)(i) in excess of the Cap; provided, however, that the Threshold and the Cap shall not apply to any Losses resulting from (i) fraud on the part of the Parent or the Buyer or (ii) any breach of or inaccuracy in any of the Parent Fundamental Representations, with respect to which the Parent’s and the Buyer’s obligations to indemnify the Seller Group Indemnitees shall not be limited; provided further, however, that nothing in this Section 7.06(b) shall limit the obligation of the Parent and the Buyer to indemnify the Seller Group Indemnitees with respect to the items set forth in Sections 7.03(a)(ii), (iii), and (iv).

Section 7.07.      Calculation of Losses. For purposes of determining Losses under Article 7, the representations and warranties of the Seller Group shall not be deemed qualified by any references to materiality or Material Adverse Effect.

Section 7.08.      Exclusive Remedy; Exclusion of Damages; Calculation of Damages.

(a)       Absent fraud, the indemnification provided for in this Section 7.08 shall be the sole and exclusive post-Closing remedy available to any Party against the other Parties in respect of any Losses arising under or based upon this Agreement, the breach of the representations, warranties and covenants contained here, or the transactions contemplated hereby.

(b)       Absent fraud, no Party hereto will be entitled to receive from any other Party hereto punitive damages as a result of Losses hereunder; provided, however that this limitation shall not apply with respect to any Losses that arise from a claim involving a third party proceeding if such punitive damages are claimed by such third party.

(c)       For the purposes of the indemnification provisions set forth in this Section 7.08, any Losses shall be determined on a net basis after giving effect to any actual cash payments, setoffs, recoupment, or any other payments in each case received, realized, or retained by the Indemnified Party (including any amounts recovered or recoverable by the Indemnified Party from unaffiliated third party insurance providers) as a result of any event giving rise to a claim for such indemnification.

ARTICLE 8      Termination.

Section 8.01.      Termination. This Agreement may be terminated, and the Transactions may be abandoned:

(i)       By the mutual written consent of the Parent and the Seller Group;

(ii)       By the Seller Group if, as of 90 days after the execution of this Agreement, the Parent has not delivered to Seller Group, a bona fide loan commitment for a financial accommodation to enable the Parent to pay the cash portion of the Purchase Price;

(iii)       By either the Parent or the Seller Group, upon ten (10) days prior written notice to the other party, if the Closing shall not have occurred on or before December 31, 2017;

(iv)       By (x) the Parent in the event of an inaccuracy in any representation or warranty of the Seller Group or a non-performance of any covenant or other agreement of the Seller Group contained in this Agreement, or (y) the Seller Group in the event of an inaccuracy in any representation or warranty of the Parent or the Buyer or a non-performance of any covenant or other agreement of the Parent or the Buyer contained in this Agreement, that (A) in the case of a termination by the Parent, would reasonably be expected to result in a Material Adverse Effect with respect to the Assets of the Company, including, without limitation, the Acquired Assets, or Assigned Contracts, and in the case of a termination by the Seller Group, would reasonably be expected to result in a Material Adverse Effect with respect to the Parent, in each case where such inaccuracy or non-performance cannot be or has not been cured within thirty (30) days after the giving of written notice to the non-terminating party of such inaccuracy or non-performance; or (B) would give rise to the failure of a condition of the non-terminating party set forth in Article 5 of this Agreement, where such failure of condition cannot be or has not been cured within thirty (30) days after the giving of written notice to the non-terminating party of such inaccuracy or non-performance (a “Material Breach”), provided that the terminating party is not then in Material Breach of any of its or his (as the case may be) representations, warranties, covenants or other agreements contained in this Agreement; or

(v)       By either the Parent or the Seller Group if any court of competent jurisdiction or other Governmental Authority shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and non-appealable.

Section 8.02.      Effect of Termination. Upon termination of this Agreement pursuant to Section 8.01, all of the obligations of the parties shall terminate except those under Sections 9.04, 9.05, 9.13 and 9.14; provided, however, that (i) no such termination shall relieve any party of any liability to the other party by reason of any breach of or default under this Agreement, and (ii) the parties shall not publicly disclose, and the parties shall cause their Affiliates and Representatives not to publicly disclose, the proposed terms and conditions set forth herein or any non-public information regarding the other party, except as may be required by Law.

ARTICLE 9      Miscellaneous.

Section 9.01.      Notices. All notices, requests and other communications hereunder must be in writing and shall be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to the Parent or the Buyer, to:

EnviroStar, Inc.

290 Northeast 68th Street

Miami, Florida 33138

Telephone No.: (305) 754-4551
Facsimile No.: (305) 751-4903
Attn.: Mr. Henry M. Nahmad

with a copy (which shall not constitute notice) to:

Troutman Sanders LLP

875 Third Ave.

New York, New York 100022

Telephone No.: (212) 704-6030

Facsimile No.: (212) 704-5919

Attn: Joseph Walsh, Esq.

Tri-State Technical Services, Inc.
912 Francis Street
Waycross, GA 31503
Telephone No.: 912-285-9212
Facsimile No.: 912-285-3645
Attn: Matt Stephenson

and with a copy (which shall not constitute notice) to:

Coleman Talley LLP

3475 Lenox Road, Suite 400

Atlanta, GA 03026

Telephone No.: 678-987-0922
Facsimile No.: 770-698-9729
Attn: Keith Jernigan

All such notices, requests and other communications shall (i) if delivered personally to the address as provided in this Section 9.01, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 9.01, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

Section 9.02.      Specific Performance. No provision of this Agreement shall limit or restrict the availability of specific performance or injunctive or other equitable relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

Section 9.03.      Entire Agreement. This Agreement and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

Section 9.04.      Expenses. The Parent, the Buyer and the Seller Group shall be responsible for and bear all of their own respective fees and expenses (including, without limitation, all out-of-pocket, legal, accounting, and advisory and finder’s fees and expenses) incurred at any time in connection with the Transactions.

Section 9.05.      Public Announcements. Neither the Parent, Buyer or Seller Group shall issue or make any reports, statements or releases to the public or generally to its employees, suppliers or other Persons to whom the Parent, Buyer or Company provides services or with whom the Parent, Buyer or Company otherwise has significant business relationships with respect to this Agreement or the Transactions without the consent of both the Parent and Stockholder. If the Parent, Buyer or Seller Group is unable to obtain the approval of its public report, statement or release from the such party and such report, statement or release is, in the opinion of legal counsel to Parent, Buyer or Seller Group, required by Law in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other parties with a copy thereof.

Section 9.06.      Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, shall be cumulative and not alternative.

Section 9.07.      Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

Section 9.08.      No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than a Person entitled to indemnity under Article 7.

Section 9.09.      No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto, and any attempt to do so shall be void, except that the Buyer may assign any or all of their respective rights, interests and obligations hereunder (including without limitation its rights under Article 6) to (i) a wholly-owned Subsidiary of Parent, provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, (ii) any post-Closing purchaser of all of the issued and outstanding equity interests of the Parent or the Buyer or a substantial part of its respective Assets or (iii) any financial institution providing debt or equity financing to the

Parent or Buyer from time to time so long as the Parent remains obligated for its obligations under this Agreement. Subject to the preceding sentence, this Agreement is binding upon, shall inure to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

Section 9.10.      Headings, Etc. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.

Section 9.11.      Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never composed a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 9.12.      Drafting History. In resolving any dispute or construing any provision in the Agreement, there shall be no presumption made or inference drawn (a) because the attorneys for one of the parties drafted such provision of the Agreement, (b) because of the drafting history of the Agreement, or (c) because of the inclusion of a provision not contained in a prior draft or the deletion of a provision contained in a prior draft. The parties acknowledge and agree that this Agreement was negotiated and drafted with each party being represented by counsel of its choice and with each party having an equal opportunity to participate in the drafting of the provisions hereof and shall therefore be construed as if drafted jointly by the parties.

Section 9.13.      Governing Law; Waiver of Trial by Jury. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Transactions shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 9.14.      Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court in connection with any Action arising out of or relating to this Agreement or the Transactions, waives any objection to venue in such courts, in each case located in Delaware, and agrees that service of any summons, complaint, notice or other process relating to such proceeding may be effected in the manner provided by Section 9.01.

Section 9.15.      Counterparts; Facsimile; Electronic. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement, to the extent signed and delivered by means of a facsimile machine or as an image attached to an electronic mail (including an image in the Adobe Acrobat “pdf” format), shall be treated in all manner and respects as an original and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized officer of each party hereto as of the date first above written.

ENVIROSTAR, INC.

By:	/s/ Henry Nahmad
Name:	Henry Nahmad
Title:	Chief Executive Officer

TRI-STATE TECHNICAL SERVICES, INC.

By:	/s/ Henry Nahmad
Name:	Henry Nahmad
Title:	Chief Executive Officer

TRI-STATE TECHNICAL SERVICES, INC.

By:	/s/ Matt Stephenson
Name:	Matt Stevenson
Title:	President/CEO

/s/ Matt Stephenson
Matt Stephenson

[Asset Purchase Agreement]

APPENDIX
DEFINITIONS

(a)       Capitalized terms that are used and not otherwise defined in the Asset Purchase Agreement to which this Appendix is attached (the “Agreement”) shall have the meanings set forth in this Appendix. Except as otherwise expressly provided, section references in this Appendix are references to Sections of the Agreement.

“Accounts Receivable” means the accounts receivable of the Company as set forth on Schedule 1.06 and as may be amended prior to Closing to reflect any changes to the accounts receivable in the ordinary course of business.

“Acquired Assets” has the meaning provided in Section 1.01(a).

“Acquired Books and Records” has the meaning provided in Section 4.07.

“Action” means any action, cause of action, claim, suit, proceeding, arbitration, mediation, cause of action or Governmental Authority investigation or audit (in any forum, including, but not limited to, any federal, state or local court or any agency).

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of a second Person shall be deemed to control that second Person.

“Agreement” means the Asset Purchase Agreement to which this Appendix is attached and the Exhibits and the Schedules thereto, as the same may be amended or otherwise modified from time to time.

“Allocation Schedule” has the meaning provided in Section 1.07.

“Appendix” has the meaning provided in Recital D of this Agreement.

“Assets” of any Person means all assets of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Assigned Contracts” has the meaning provided in Section 1.01(d).

“Assumed Benefit Plan” has the meaning provided in Section 4.13(d).

“Assumed Liabilities” has the meaning provided in Section 1.02.

“Benefit Plan” has the meaning provided in Section 2.14(a).

“Bill of Sale” has the meaning provided in Section 6.01(i).

“Books and Records” means all files, documents, instruments, papers, books and records relating to the Business or the business of the Parent and the Buyer, as applicable, including, without limitation, financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, supplier lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

“Business” has the meaning provided in Recital B of this Agreement.

“Business Combination” means, with respect to any Person, any merger, consolidation or combination to which such Person is a party, any sale, dividend, split or other disposition of capital stock or other equity interests of such Person or any sale, dividend or other disposition of a material portion of the Assets of such Person.

“Buyer” has the meaning provided at the head of this Agreement.

“Buyer Disclosure Schedule” has the meaning provided in Article 3.

“Buyer Leasehold Maximum” has the meaning provided in Section 4.26.

“Claim Notice” means written notification pursuant to Section 7.05(a) of a Third Party Claim as to which indemnity under Section 7.02 or Section 7.03, as applicable, is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 7.02 or Section 7.03, as applicable, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

“Closing” has the meaning provided in Section 1.10.

“Closing Date” has the meaning provided in Section 1.10.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder or any successor statute.

“Company” has the meaning provided at the head of this Agreement.

“Company Employees” has the meaning provided in Section 2.23(a).

“Company Employees Employment Agreements” has the meaning provided in Section 2.23(b).

“Confidential Information” has the meaning provided in Section 4.08(b).

“Contract” means any contract, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other agreement (whether written or oral).

“Customer Deposits” means customer deposits of the Company as of the Closing Date calculated in accordance with GAAP.

“Disclosure Schedule” has the meaning provided in Article 2.

“Dispute Period” means the period ending twenty (20) calendar days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

“E-mail Accounts” has the meaning provided in Section 4.18.

“Environment” or “Environmental” means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

“Environmental Claim” means any and all administrative or judicial proceedings pursuant to or relating to any applicable Environmental Law by any Person relating to any actual or potential (x) violation of or liability under any Environmental Law, (y) violation of any Environmental Permit, or (z) liability for any costs or damages related to the presence, Environmental Release, or threatened Environmental Release into the Environment, of any Hazardous Substances at any location, including, but not limited to, any off-Site location to which Hazardous Substances or materials containing Hazardous Substances were sent for handling.

“Environmental Law” means any and all Laws relating to the Environment.

“Environmental Permit” means any License, under or in connection with any Environmental Law.

“Environmental Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Substance into the Environment, except those permitted under Environmental Law.

“Equipment Lease Receivables” means amounts due from lessees under the terms of their applicable lease agreements, as illustrated in Schedule 1.04(a).

“Equipment on Lease and Route” means equipment that is at facilities under lease agreements or route agreements, as illustrated in Schedule 1.04(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute.

“ERISA Affiliate” means any Person who is in the same controlled group of corporations or who is under common control with or in an affiliated service group with the Company within the meaning of Section 414 of the Code.

“Escrow Agent” has the meaning provided in Section 1.03(b).

“Escrow Agreement” has the meaning provided in Section 1.03(b).

“Escrow Amount” has the meaning provided in Section 1.03(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning provided in Section 1.01(b).

“Excluded Liabilities” has the meaning provided in Section 1.02.

“Existing Leases” means any lease between the Company and an affiliate of the Stockholder.

“Existing and Prior Liabilities of the Company” means, excluding the Assumed Liabilities, any liabilities, Indebtedness or obligations of the Company of any kind whatsoever, including, but not limited to, any Indebtedness for borrowed money, accounts payable, accrued expenses, Taxes, contingent liabilities, liabilities in respect of any injury to any Person or property, liabilities resulting from violations of any Laws (including, but not limited to, any Laws relating to Taxes, immigration, employment or labor matters, or Environmental matters), and liabilities arising under any Contract of the Company (including, but not limited to, any Contract listed on Schedule 2.19), arising or existing prior to the Closing or attributable to an act, omission or circumstance that occurred or existed prior to the Closing.

“Financial Statements” has the meaning provided in Section 2.08(a).

“Fundamental Representations” has the meaning provided in Section 7.01(a).

“GAAP” means United States generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

“Governmental Authority” means (i) the United States and any state, county, city or other political subdivision thereof, (ii) any foreign country or any state, province, county, city or other political subdivision thereof, and (iii) any executive or other official or individual acting with the power of or derived from any entity referred to in item (i) or item (ii) above, and any court, tribunal, governmental arbitrator, authority, agency, commission, service or other instrumentality of any entity referred to in item (i) or item (ii) above.

“Hazardous Substance” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are now included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes,” or “contaminants” or words of similar import, under any Environmental Law.

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

“Indemnified Party” means any Person claiming indemnification under any provision of Article 7.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article 7.

“Indemnity Notice” means written notification pursuant to Section 7.05 of a claim for indemnity under Section 7.02 or Section 7.03, as applicable, by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

“Intellectual Property” means (a) all trademarks, service marks, trade names, trade dress, product names and slogans both registered and unregistered, and any common law rights and good will appurtenant thereto, and all applications and registrations thereof; (b) all copyrights in copyrightable works and all other ownership rights in any works of authorship, any derivations thereof and all moral rights appurtenant thereto and all applications and registrations thereof; (c) all registered, reserved and unregistered domain names, uniform resource locators and keywords; (d) all computer and electronic data, documentation and software, including both source and object code, computer and database applications and operating programs; (e) all rights relating to the use of any name, image or likeness of any Person or the portrayal of a Person, either individually or together with others; (f) all trade secrets and confidential business, technical and proprietary information, including ideas, research notes, development notes, know-how, residuals, formulas, business methods and techniques, supplier lists, and marketing, financial and pricing data; (g) the right to sue both in equity and for past, present and future damages of any or all of the foregoing; (h) all existing copies and tangible embodiments of any or all of the foregoing, in whatever form or medium; (i) all right, title and interest (free and clear) in and to the Company’s website(s), including without limitation, the framework and infrastructure of such web Site(s), the layout design and the “look and feel” thereof, all related software, source code and object code, all CGI, HTML, XML or other coding, all scripts and applets, all web graphics and data, all navigational buttons, all server configurations, and any and all attendant intellectual property rights therein; and (j) all other intellectual property rights relating to any or all of the foregoing including any renewals, continuations or extensions thereof.

“Knowledge” or language of similar import means those matters of which the applicable Person is “aware or should have been “aware”. Knowledge of the Seller Group shall mean the knowledge of the Stockholder and the Chief Financial Officer of the Company. Knowledge of the Parent shall mean the knowledge of the Chief Executive Officer of the Parent and the Chief Financial Officer of the Parent.

“Law” or “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

“Leased Real Property” has the meaning provided in Section 2.15.

“Leasehold Budget” has the meaning provided in Section 4.26.

“Licensed Intellectual Property” has the meaning provided in Section 2.18(a).

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental Authority.

“Lien” means any claim, lien, charge, mortgage, pledge, hypothecation, assessment, security interest, lease, lien (statutory or other), option, levy, charge, economic interest, right of use, conditional sale Contract, title retention Contract, or other encumbrance of any kind whatsoever, or other Contract to give any of the foregoing.

“Losses” means any and all losses, debts, liabilities, Actions, causes of action, damages, fines, fees, penalties, deficiencies, obligations, claims, demands, payments, judgments or settlements of any nature or kind, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, whether arising from a third-party claim or otherwise, including all reasonable costs and expenses (including, without limitation, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment or otherwise), in connection with the investigation, defense, prosecution or enforcement of any claim. A “Loss” is any one of the foregoing.

“Material Adverse Effect” means (a) with respect to the Company, the Assets of the Company, including, without limitation, the Acquired Assets, the Assigned Contracts, or liabilities (including contingent liabilities), (i) a change in (or effect on) the condition (financial or otherwise), properties, Assets of the Company, including, without limitation, the Acquired Assets, or the Assigned Contracts, or liabilities (including contingent liabilities), rights, obligations, system of internal controls, operations, operating results, business or prospects (including, without limitation, the Company’s equipment sales pipeline and equipment sales backlog), which change (or effect) is materially adverse to the financial condition, properties, Assets, including, without limitation, the Acquired Assets, the Assigned Contracts, or liabilities, rights, obligations, system of internal controls, operations, operating results, business or prospects (including, without limitation, the Company’s equipment sales pipeline and equipment sales backlog) of the Company; or (ii) a material adverse effect on the ability of the Seller Group to consummate the Transactions, and (b) with respect to the Parent, (i) a material adverse change in the financial condition, properties, assets or liabilities, rights, obligations, system of internal controls, operations, operating results, business or prospects of the Parent or (ii) a material adverse effect on its ability to consummate the Transactions.

“Material Breach” has the meaning provided in Section 8.01(iv).

“Material Contract” means a Contract involving the prospective payment to or by the Company of at least Twenty Thousand Dollars ($20,000).

“Moving Expenses” means all reasonable and documented out of pocket costs and expenses incurred and paid by the Company in connection with the move from the Old Principal Executive Office and warehouses to the New Principal Executive Office consisting of (i) fees and expenses payable to licensed movers; (ii) purchasing and installing office furniture, workstations, and all electronic systems including, including, but not limited to TV’s, in the New Principal Executive Office as directed by the Stockholder in his sole discretion; (iii) the purchase of fixtures and personal property within the New Principal Executive Office as directed by the Shareholder in his sole discretion; and (iv) the disconnection of telephone and data networks in the Old Principal Executive Office and the installation of telephone and data networks in the New Principal Executive Office.

“New Principal Executive Office” has the meaning provided in Section 4.27.

“Non-Competition Restricted Period” has the meaning provided in Section 4.10(a).

“Non-Solicitation Restriction Period” has the meaning provided in Section 4.09(a).

“No-Shop Period” has the meaning provided in Section 4.03.

“Notes Receivable” means amounts due under notes receivable, as illustrated in Schedule 1.04(a).

“Old Principal Executive Office” has the meaning provided in Section 4.27.

“Operative Agreements” means the Bill of Sale, the Escrow Agreement and the Stockholders Agreement.

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock (or other equity securities or beneficial or other interests) of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock (or other equity securities or beneficial or other interests) of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock (or other equity securities or beneficial or other interests) of such Person, including any rights to participate in the equity, income or election of directors or officers (or persons of a similar capacity) of such Person.

“Order” means any writ, judgment, decree, injunction or similar order or pronouncement of any Governmental Authority (in each such case whether preliminary or final).

“Organizational Documents” means, with respect to any Person that is not a natural person, the organizational documents of such Person, as amended to the date in question. The term Organizational Documents includes articles or certificates of incorporation, by-laws, stockholders agreements, certificates or articles of formation, operating agreements, joint venture agreements, and other similar documents pertaining to the governance and organization of the Person in question (including those pertaining to any trust).

“Owned Intellectual Property” has the meaning provided in Section 2.18(b).

“Parent” has the meaning provided at the head of this Agreement.

“Parent Common Stock” means shares of common stock, par value $0.025 per share, of the Parent.

“Parent Fundamental Representations” has the meaning provided in Section 7.01(c).

“Parent Group” has the meaning provided in Section 4.09(a).

“Parent Indemnitee” has the meaning provided in Section 7.02(a).

“Permitted Liens” means (i) Liens for taxes or other governmental charges, assessments or levies which are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected in the Financial Statements to the extent required by GAAP, and (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business and not yet due and payable and in respect of which adequate holdbacks are being maintained as required by applicable laws. Notwithstanding the foregoing, any Lien for indebtedness or taxes as of the Closing will not be a Permitted Lien.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, joint venture, other business organization, trust, union, association or Governmental Authority of any nature.

“Pre-Closing Payroll Taxes” has the meaning provided in Section 4.13(c).

“Prohibited Persons” has the meaning provided in Section 4.09(b).

“Purchase Price” has the meaning provided in Section 1.03.

“Qualified Plans” has the meaning provided in Section 2.14(c).

“Re-Employed Employees” has the meaning provided in Section 4.13(a).

“Representatives” has the meaning provided in Section 4.02.

“Retention Agreements” has the meaning provided in Section 2.23(b).

“Sale Withholding Taxes” has the meaning provided in Section 1.11.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder and any successor Laws.

“Seller Group” has the meaning provided at the head of this Agreement.

“Seller Group Indemnitee” has the meaning provided in Section 7.03(a).

“Site” means any of the real properties currently or previously owned, leased, used or operated by the Company, including, without limitation, all soil, subsoil, surface waters, and ground water thereat.

“Stock Consideration” has the meaning provided in Section 1.03(c)

“Stockholder” has the meaning provided at the head of this Agreement.

“Subsidiary” of any Person means any corporation, general partnership, limited partnership, limited liability company or other entity of which the Person owns at least 50% of any class of the equity interests.

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Authority” means any branch, office, department, agency, instrumentality, court, tribunal, officer, employee, designee, representative, or other Person that is acting for, on behalf, or as a part of any foreign or domestic government (or any state, local or other political subdivision thereof) that is engaged in or has any power, duty, responsibility or obligation relating to the legislation, promulgation, interpretation, enforcement, regulation, monitoring, supervision or collection of or any other activity relating to any Tax or Tax Return

“Tax Clearance Certificate” has the meaning provided in Section 4.23.

“Tax Return” means any return, election, declaration, report, schedule, information return, claim for refund, document, statement relating to taxes, including any attachment thereto, and including any amendment to any of the foregoing, submitted or required to be submitted to any Tax Authority.

“Third Party Claim” has the meaning ascribed to it in Section 7.05(a).

“Transactions” has the meaning ascribed to it in Recital C of this Agreement.

“Treas. Reg.” means any temporary, proposed or final regulation promulgated under the Code.

“Uncollected Accounts Receivable” has the meaning ascribed to it in Section 1.01(a).

“Uncollectible Equipment Leases Receivable” has the meaning ascribed to it in Section 1.08.

“Uncollectible Notes Receivable” has the meaning ascribed to it in Section 1.07.

“WARN Act” has the meaning provided in Section 2.23(c).

(b)       Terms Generally. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section” or “Schedule” refer to the specified Article, Section or Schedule of this Agreement; and (v) the words “include,” “includes,” and “including” are deemed to be followed by the phrase: “without limitation.” All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

“Working Capital” means (i) the aggregate amount of current assets included in the Acquired Assets (less applicable reserves) less (ii) the aggregate amount of current liabilities included in the Assumed Liabilities, in each case determined as of the Closing Date in accordance with GAAP.